EXHIBIT T3E-1

OFFERING CIRCULAR

ZIONS BANCORPORATION

Offer to Exchange

2009 5.65% Subordinated Notes due 2014,

2009 6.00% Subordinated Notes due 2015 and

2009 5.50% Subordinated Notes due 2015

for any or all of our outstanding

5.65% Subordinated Notes due 2014,

6.00% Subordinated Notes due 2015 and

5.50% Subordinated Notes due 2015

Exchange Offer

Zions Bancorporation (the “Company” or “Zions” or “we” or “us”) is offering to exchange, upon the terms and subject to the conditions set forth in this offering circular and the accompanying letter of transmittal (which together constitute, and we refer to herein, as the “exchange offer”), $1,000 principal amount of our newly issued 2009 5.65% Subordinated Notes due 2014 (the “new 5.65% notes”), 2009 6.00% Subordinated Notes due 2015 (the “new 6.00% notes”) and 2009 5.50% Subordinated Notes due 2015 (the “new 5.50% notes,” and together with the new 5.65% notes and the new 6.00% notes, the “new notes”), for each $1,000 principal amount of validly tendered and accepted 5.65% Subordinated Notes due 2014 (the “outstanding 5.65% notes”), 6.00% Subordinated Notes due 2015 (the “outstanding 6.00% notes”) and 5.50% Subordinated Notes due 2015 (the “outstanding 5.50% notes,” and together with the outstanding 5.65% notes and the outstanding 6.00% notes, the “outstanding notes”), respectively. The CUSIP numbers for the outstanding securities are 989701AL1, 989701AJ6 and 989701AM9, respectively.

The exchange offer expires at 11:59 p.m., New York City time, on June 26, 2009, which date we refer to as the expiration date, unless earlier terminated or extended by us.

Subject to the satisfaction or waiver of specified conditions described in this offering circular and the accompanying letter of transmittal, we will exchange the equivalent series of new notes for any outstanding notes that are validly tendered and not withdrawn by you at any time prior to the expiration date as described in this offering circular. Each $1,000 of outstanding notes tendered will be exchanged for $1,000 principal amount of the equivalent series of new notes. Tenders of outstanding notes may be withdrawn at any time prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer.

Following the completion of the exchange offer, we plan to enter into a supplemental indenture that will modify the terms of any outstanding notes not validly tendered to provide that, upon the terms and subject to the conditions to be set forth in the supplemental indenture, such outstanding notes may thereafter be converted on specified dates into 40 depositary shares each representing a 1/40th ownership interest in a share of either, at the option of the holder of outstanding notes, our Series A Floating-Rate Non-Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) or our 9.50% Series C Non-Cumulative Perpetual Preferred Stock (the “Series C Preferred Stock”). We refer to this as the outstanding notes’ conversion feature.

Although we believe that the addition of the outstanding notes’ conversion feature is beneficial to holders of outstanding notes, adding this feature may have adverse U.S. Federal income tax consequences to certain holders of the outstanding notes that have a basis in their outstanding notes that is less than the principal amount of such notes including the requirement to include original issue discount in income currently even though the holder will not receive current payments in respect of such income inclusion. See “Certain United States Federal Income Tax Considerations.” Accordingly, we are conducting this exchange offer to allow holders of outstanding notes to exchange their notes for new notes, which will not have the outstanding notes’ conversion feature. We do not believe that the subordinated indenture governing the outstanding notes requires, and we are not soliciting, the consent of holders of outstanding notes to our entering into the supplemental indenture.

Except for the conversion feature which we intend to add to the outstanding notes (as described in the summary and in the section entitled “Description of the Outstanding Notes”) the terms of the new notes will be identical to the terms of the outstanding notes as of the date hereof. If you validly tender any outstanding notes for the equivalent series of new notes, the new notes that you receive will not include the outstanding notes’ conversion feature, and you will not be able to convert your notes into any series of our preferred stock.

The exchange offer is described in detail in this offering circular, and we urge you to read it carefully, including the section entitled “Risk Factors” beginning on page [10] for a discussion of factors you should consider before considering whether to tender your outstanding notes in exchange for new notes.

The new notes are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other governmental agency. The new notes will not be guaranteed by the Federal Deposit Insurance Corporation pursuant to the Temporary Liquidity Guarantee Program.

Neither our board of directors nor any other person is making any recommendation as to whether you should choose to exchange your outstanding notes for new notes.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS OFFERING IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this offering circular is June 1, 2009.

You should rely only on the information contained in, or incorporated by reference into, this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell the new notes. The information in this document may only be accurate on the date of this document.

This offering circular does not constitute an offer to exchange in any jurisdiction in which, or from any person to or from whom, it is unlawful to make such offer under applicable federal securities or state securities laws. The delivery of this offering circular shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or any attachments hereto nor in the affairs of the Company or any of its subsidiaries since the date hereof.

In making a decision in connection with the exchange offer, noteholders must rely on their own examination of the Company and the terms of the exchange offer, including the merits and risks involved. Noteholders should not construe the contents of this offering circular as providing any legal, business, financial or tax advice. Each noteholder should consult with its own legal, business, financial and tax advisors with respect to any such matters concerning this offering circular and the exchange offer contemplated thereby.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, to exempt the exchange offer from the registration requirements of the Securities Act with respect to the exchange of the outstanding notes for the new notes. We are also relying on Section 18(b)(4)(c) of the Securities Act to exempt the exchange offer from state securities law requirements. We have not filed and will not file a registration statement under the Securities Act or any other federal or state securities laws with respect to the new notes that may be deemed to be offered by virtue of this exchange offer or any shares of Series A Preferred Stock or Series C Preferred Stock that may become issuable upon conversion of the outstanding notes.

Generally, the Securities Act prohibits the offer of securities to the public unless a registration statement has been filed with the Securities and Exchange Commission, or the SEC, and the sale of securities until such registration statement has been declared effective by the SEC, unless an exemption from registration is available. The exchange offer constitutes an “offer” of securities under the Securities Act. However, we are availing ourselves of Section 3(a)(9) of the Securities Act which provides an exemption from registration for exchanges of securities by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly to any broker, dealer, salesperson or other person for soliciting such exchange. Accordingly, no filing of a registration statement with the SEC is being made with respect to the exchange offer.

We have nevertheless prepared this offering circular which contains substantially the same information which would be required for a registration statement and are distributing this offering circular to the holders of outstanding notes. Because filing of a registration statement with the SEC is not required for the exchange offer, the SEC is not reviewing or commenting on this offering circular or the documents used in the exchange offer.

Based upon interpretations by the staff of the Division of Corporation Finance of the SEC, we believe that any new notes that we issue in exchange for outstanding notes that were eligible for resale without compliance with the registration requirements of the Securities Act, specifically outstanding notes represented by CUSIP Nos. 989701AL1, 989701AJ6, and 989701AM9, may be offered for resale, resold and otherwise transferred by any holder thereof who is not an affiliate of ours without compliance with the registration requirements of the Securities Act.

All inquiries relating to this offering circular and the exchange offer should be directed Global Bondholder Services Corporation, the information agent for the exchange offer, at one of the telephone numbers or the address listed on the back cover page of this offering circular. Questions regarding the procedures for tendering in the exchange offer and requests for assistance in tendering your outstanding notes should be directed to Global Bondholder Services Corporation, the depositary and exchange agent for the exchange offer, at the telephone number or the address listed on the back cover page of this offering. Requests for additional copies of this offering circular, any documents incorporated by reference into this offering circular or the letter of transmittal may be directed to either the information agent or the depositary and exchange agent at the respective telephone numbers and addresses listed on the back cover page of this offering circular.

FORWARD-LOOKING STATEMENTS

When used in this offering circular, the words “ may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects” or similar expressions are intended to identify forward-looking statements with respect to the beliefs, plans, objectives, goals, guidelines, expectations, anticipations and future financial condition, results of operations and performance of the Company. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing the Company’s management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those contemplated. In addition to the risk factors identified elsewhere in this offering circular, important factors that could cause actual results or events to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	the Company’s ability to successfully execute its business plans, manage its risks and achieve its objectives;

•

changes in political and economic conditions, including the political and economic effects of the current economic crisis and other major developments, including wars, military actions and terrorist attacks;

•

changes in financial market conditions, either internationally, nationally or locally in areas in which the Company conducts its operations, including without limitation, reduced rates of business formation and growth, commercial and residential real estate development and real estate prices;

•	fluctuations in markets for equity, fixed-income, commercial paper and other securities, including availability, market liquidity levels and pricing;

•	changes in interest rates, the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows and competition;

•	acquisitions and integration of acquired businesses;

•	increases in the levels of losses, customer bankruptcies, claims and assessments;

•

changes in fiscal, monetary, regulatory, trade and tax policies and laws, including policies of the U.S. Department of Treasury and the Board of Governors of the Federal Reserve System (the “Federal Reserve”);

•

the Company’s participation or lack of participation in governmental programs implemented under the Emergency Economic Stabilization Act (“EESA”) and the American Recovery and Reinvestment Act (“ARRA”), including without limitation the Troubled Asset Relief Program (“TARP”), the Capital Purchase Program (“CPP”) and the Temporary Liquidity Guarantee Program (“TLGP”) and the impact of such programs and related regulations on the Company and on international, national and local economic and financial markets and conditions;

•

the impact of EESA and ARRA and the related rules and regulations on the business operations and competitiveness of the Company and other participating American financial institutions, including the impact of the executive compensation limits of these acts, which may impact the ability of the Company and other American financial institutions to retain and recruit executives and other personnel necessary for their businesses and competitiveness;

•

the impact of certain provisions of EESA and ARRA and related rules and regulations on the attractiveness of governmental programs to mitigate the effects of the current economic crisis, including the risks that certain financial institutions may elect not to participate in such programs, thereby decreasing the effectiveness of such programs;

•	continuing consolidation in the financial services industry;

•	new litigation or changes in existing litigation;

•	success in gaining regulatory approvals, when required;

•	changes in consumer spending and savings habits;

•	increased competitive challenges and expanding product and pricing pressures among financial institutions;

•	demand for financial services in the Company’s market areas;

•	inflation and deflation;

•	technological changes and the Company’s implementation of new technologies;

•	the Company’s ability to develop and maintain secure and reliable information technology systems;

•	legislation or regulatory changes which adversely affect the Company’s operations or business;

•	the Company’s ability to comply with applicable laws and regulations;

•	changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; and

•	increased costs of deposit insurance and changes with respect to Federal Deposit Insurance Corporation insurance coverage levels.

All forward-looking statements included in this offering circular or incorporated by reference herein are based on information available to us as of the date of this offering circular or as of the date of the document incorporated by reference herein. We specifically disclaim any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf and incorporated by reference herein are expressly qualified in their entirety by the cautionary statements contained throughout this offering circular.

SUMMARY

The following is a summary of certain information contained elsewhere in this offering circular and is qualified in its entirety by the more detailed information contained elsewhere in this offering circular or incorporated herein by reference. Certain descriptions in this offering circular of provisions of the subordinated indenture pursuant to which the outstanding notes were issued and the new notes will be issued are only summaries of such provisions and are qualified herein by reference to the subordinated indenture, dated as of September 10, 2002, by and between us and The Bank of New York Mellon Trust Company, N.A. To receive a copy of the subordinated indenture, see “Where You Can Find More Information.” Copies of the subordinated indenture will also be provided upon request to the information agent. You should rely only on the information provided or incorporated by reference in this offering circular.

This offering circular contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements.” See “Risk Factors” for certain factors that should be considered by holders of the outstanding notes in considering whether to tender their outstanding notes for exchange.

Our Company

Zions Bancorporation is a financial holding company organized under the laws of the State of Utah in 1955, and registered under the Bank Holding Company Act of 1956, as amended. Zions and its subsidiaries own and operate eight commercial banks with a total of 479 domestic branches as of March 31, 2009. We provide a full range of banking and related services through our banking and other subsidiaries, primarily in Utah, California, Texas, Arizona, Nevada, Colorado, Idaho, Washington and Oregon. Full-time equivalent employees totaled 10,942 as of March 31, 2009.

We focus on providing community-minded banking services by continuously strengthening our core business lines of 1) small, medium-sized business and corporate banking; 2) commercial and residential development, construction and term lending; 3) retail banking; 4) treasury cash management and related products and services; 5) residential mortgage; 6) trust and wealth management; and 7) investment activities. We operate eight different banks in ten Western and Southwestern states with each bank operating under a different name and each having its own board of directors, chief executive officer and management team. The banks provide a wide variety of commercial and retail banking and mortgage lending products and services. They also provide a wide range of personal banking services to individuals, including home mortgages, bankcard, other installment loans, home equity lines of credit, checking accounts, savings accounts, time certificates of various types and maturities, trust services, safe deposit facilities, direct deposit and 24-hour ATM access. In addition, certain banking subsidiaries provide services to key market segments through their Women’s Financial, Private Client Services and Executive Banking Groups. We also offer wealth management services through a subsidiary, Contango Capital Advisors, Inc., and online brokerage services through Zions Direct, Inc.

In addition to these core businesses, we have built specialized lines of business in capital markets, public finance and certain financial technologies, and we are also a leader in Small Business Administration (“SBA”) lending. Through our eight banking subsidiaries, we provide SBA 7(a) loans to small businesses throughout the United States and are also one of the largest providers of SBA 504 financing in the nation. We own an equity interest in the Federal Agricultural Mortgage Corporation (“Farmer Mac”) and are one of the nation’s top originators of secondary market agricultural real estate mortgage loans through Farmer Mac. We are a leader in municipal finance advisory and underwriting services. We also control four venture capital funds that provide early-stage capital primarily for start-up companies located in the Western United States. Our NetDeposit, LLC subsidiary is a leader in the provision of check imaging and clearing software.

Recent Developments

On June 1, 2009, we announced certain capital actions intended to enhance our common equity and our regulatory capital, including the proposed modification of our outstanding notes and the related exchange offer described herein. In addition to the matters described herein, on June 1, 2009 the Company entered into an equity distribution agreement with Goldman, Sachs & Co. (“Goldman Sachs”), pursuant to which the Company may offer and sell through or to Goldman Sachs, from time to time, shares of the Company’s common stock, without par value (the “common stock”), with an aggregate sales price of up to $250,000,000. Sales of our common stock, if any, will be made by means of ordinary brokers’ transactions on the Nasdaq Global Select Market or otherwise at market prices or to Goldman Sachs for resale. The common stock will be issued pursuant to the Company’s Registration Statement on Form S-3 (No. 333-158319) previously filed by the Company with the SEC. We cannot assure that we will be able to sell the full $250 million of common stock on favorable terms or at all.

On June 1, 2009, we also commenced a modified “Dutch auction” tender offer for up to 4,000,000 depositary shares each representing a 1/40th ownership interest in a share of our Series A Floating-Rate Non-Cumulative Perpetual Preferred Stock. Unless extended or terminated, the preferred stock tender offer will expire at 11:59 p.m. on June 26, 2009. We intend to use proceeds from the shares of common stock issued pursuant to the equity distribution agreement to fund the purchase price for the depositary shares in the preferred stock tender offer and for general corporate purposes. The tender offer is subject to conditions. We cannot assure you that the tender offer will be completed or that we will realize the anticipated common equity or regulatory capital benefits.

The Exchange Offer

Background	We issued the outstanding 6.00% notes in September 2003, the outstanding 5.65% notes in May 2004 and the outstanding 5.50% notes in November 2005, each in separate registered transactions. Following the completion of the exchange offer, we plan to execute a supplemental indenture pursuant to which we will add a covenant to each series of the outstanding notes that will provide that, upon the terms and subject to the conditions set forth in the supplemental indenture, the holders of the outstanding notes may convert on specified dates each $1,000 in aggregate principal amount of the outstanding notes into $1,000 in liquidation preference of depositary shares (or 40 depositary shares) representing either, at the option of the holder, our Series A Preferred Stock or Series C Preferred Stock. We refer to this in this offering circular as the outstanding notes’ conversion feature. We commenced this exchange offer on June 1, 2009, in order to give holders of the outstanding notes an opportunity to exchange such outstanding notes for the equivalent series of new notes, which will not contain the outstanding notes’ conversion feature, should they determine to do so. The following is a brief summary of the terms of the exchange offer. For a more complete description, see the section of this offering circular entitled “The Exchange Offer.”

Purpose of the exchange offer	The purpose of this exchange offer is to exchange the outstanding notes, which will become subject to the outstanding notes’ conversion feature after the completion of the exchange offer, for the equivalent series of new notes which will be identical to the outstanding notes, except that they will not have the outstanding notes’ conversion feature.

Although we believe that the addition of the outstanding notes’ conversion feature is beneficial to holders of outstanding notes (due to, among other things, the higher dividend rate with respect to our Series A Preferred Stock and our Series C Preferred Stock as well as the potential for corporate U.S. holders to utilize the dividends received deduction with respect to dividends on our Series A Preferred Stock or Series C Preferred Stock), adding such feature may have adverse U.S. tax consequences to certain holders of the outstanding notes that have a basis in their outstanding notes that is less than the principal amount of such notes including the requirement to include original issue discount in income currently even though the holder will not receive current payments in respect of such income inclusion. See “Certain United States Federal Income Tax Considerations.” Accordingly, we are conducting this exchange offer to allow holders of outstanding notes to exchange their notes for new notes, which will not have the outstanding notes’ conversion feature. We do not believe that the subordinated indenture governing the outstanding notes requires, and we are not soliciting, the consent of holders of outstanding notes to our entering into the supplemental indenture.

We propose to add the outstanding notes’ conversion feature to the outstanding notes to afford the holders of outstanding notes the ability to convert into shares of our Series A Preferred Stock or Series C Preferred Stock. In addition, as noted above, the addition of the outstanding notes’ conversion feature and this related exchange offer is one of several capital actions announced by us on June 1, 2009. The addition of the conversion feature is intended to result in an extinguishment of any outstanding notes (other than those validly tendered and accepted in this exchange offer) for purposes of both generally accepted accounting principles and federal income tax that will result in an increase in tangible common equity and retained earnings for the quarter in which we enter into the supplemental indenture. We also anticipate recognizing a gain with respect to previously terminated swap agreements with respect to such outstanding notes. Further, to the extent that holders of the outstanding notes that are modified by the outstanding notes’ conversion feature later exercise their right to convert into depositary shares representing our preferred stock, the Company will achieve an addition to permanent Tier 1 capital (subject to the Company’s right to redeem the preferred stock), and a reduction in subordinated debt that would otherwise have matured in 2014 or 2015, although at an increase in financing costs.

The exchange offer	We are offering to exchange $1,000 principal amount of the equivalent series of new notes for each $1,000 principal amount of outstanding notes accepted for exchange.

Conversion	Unless we have previously repurchased the outstanding notes, each holder who does not tender outstanding notes for exchange in this exchange offer will have the right on July 22, 2009, and on each interest payment date thereafter with respect to such holder’s series of outstanding notes, to convert each $1,000 in aggregate principal amount of such holder’s outstanding notes into $1,000 liquidation preference of depositary shares (or 40 depositary shares) representing, at their option, either shares of our Series A Preferred Stock or Series C Preferred Stock.

See “Description of the Outstanding Notes—Conversion Feature.”

Conditions to the exchange offer	The exchange offer is subject to the exchange not resulting in any adverse tax consequences to us and certain other conditions. See the section of this offering circular entitled “The Exchange Offer — Conditions of the Exchange Offer.”

Expiration date	The exchange offer will expire at 11:59 p.m., New York City time, on June 26, 2009, which date we refer to as the expiration date, unless extended or earlier terminated by us. In the event the exchange offer is extended, the term “expiration date” with respect to such extended exchange offer shall mean the time and date on which the exchange offer, as so extended, shall expire. We may extend the expiration date for any reason. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m., New York City time, on the business day immediately following the scheduled expiration of the exchange offer.

Withdrawal of tenders	Tenders of outstanding notes may be withdrawn by a request in writing at any time prior to 11:59 p.m., New York City time, on the expiration date.

Procedures for exchange	Only registered holders of the outstanding notes are entitled to tender the outstanding notes. A beneficial owner whose outstanding notes are registered in the name of a custodian must contact such custodian if such beneficial owner desires to tender the outstanding notes with respect to such registered outstanding notes. Participants in The Depository Trust Company (“DTC”) may electronically transmit their acceptance and the tender by causing DTC to transfer their the outstanding notes to the depositary and exchange agent in accordance with DTC’s Automated Tender Offer Program (“ATOP”) procedures for such a transfer.

Please see “The Exchange Offer—Procedures for Tendering the Outstanding Notes” for instructions on how to exchange your outstanding notes for new notes.

Acceptance of tendered notes and payment	Upon the terms of the exchange offer and upon satisfaction or waiver of the conditions thereto, the Company will accept no later than the acceptance date for exchange validly tendered (or defectively tendered, if such defect has been waived by the Company) and not validly withdrawn outstanding notes.

Provided that the conditions to the exchange offer have been satisfied or waived, the equivalent series of new notes will be issued for the outstanding notes exchanged in the exchange offer on the settlement date. No accrued interest will be paid on the settlement date with respect to outstanding notes validly tendered and not validly withdrawn, and by tendering in the exchange offer you will be deemed to have forfeited accrued interest on outstanding notes validly tendered. However, if you are issued new notes in the exchange offer, you will receive on the subsequent interest payment date interest for the full interest period (as if the new notes had been outstanding since the preceding interest payment date with respect to the applicable series of outstanding notes).

The Company reserves the right to accept for purchase and pay for all outstanding notes validly tendered and not validly withdrawn on or prior to the expiration date and to keep the exchange offer open or extend the expiration date to a later date and time announced by the Company and may waive all conditions to the exchange offer (other than valid tender) for the outstanding notes tendered on or prior to the expiration date.

Amendment of the exchange offer	We reserve the right not to accept any of the outstanding notes tendered, and to otherwise interpret or modify the terms of the exchange offer, provided that we will comply with applicable laws that require us to extend the period during which outstanding notes may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer.

Certain U.S. Federal Tax Considerations	For a summary of certain U.S. Federal tax consequences to holders of outstanding notes related to (i) the exchange of the outstanding notes for the new notes pursuant to the exchange offer or (ii) the addition of the outstanding notes’ conversion feature, see “Certain United States Federal Income Tax Considerations.”

Use of proceeds	We will not receive any cash proceeds from the exchange offer.

Depositary and exchange agent	Global Bondholder Services Corporation is serving as the depositary and exchange agent in connection with the exchange offer. The address and telephone numbers of Global Bondholder Services Corporation are listed on the back cover of this offering circular.

Information agent	Global Bondholder Services Corporation is serving as the information agent in connection with the exchange offer. The address and telephone numbers of Global Bondholder Services Corporation are listed on the back cover of this offering circular.

The New Notes

Issuer	Zions Bancorporation.

Maturity	Each series of new notes will mature on the same date as the equivalent series of outstanding notes.

Interest rate and interest payment dates	Interest on the new notes will be paid on the same dates and at the same rate as for the equivalent series of the outstanding notes:

Interest on:

•	the new 5.65% notes will be paid on May 15 and November 15 of each year;

•	the new 5.50% notes will be paid on May 16 and November 16 of each year; and

•	the new 6.00% notes will be paid on March 15 and September 15 of each year.

Conversion	The new notes will not be convertible into any other security, including depositary shares representing Series A Preferred Stock and Series C Preferred Stock.

Ranking	The new notes will be our unsecured obligations subordinated in right of payment to all our senior indebtedness and effectively subordinated to all existing and future debt and all other liabilities of our subsidiaries and, upon the occurrence of certain events of insolvency, will be subordinated to the prior payment in full of our general obligations. As of March 31, 2009, the aggregate amount of our outstanding senior indebtedness and general obligations was approximately $1.0 billion and the aggregate amount of our outstanding subordinated debt, including debt issued by us to financing trust subsidiaries that have issued trust preferred securities and including our subordinated guarantee of a subsidiary’s debt, was approximately $1.7 billion. In addition, as of that date, the aggregate amount of all debt and other liabilities of our subsidiaries, other than the trust preferred securities and guaranteed debt referred to above, was approximately $46.1 billion.

Other terms of the new notes	With the exception of the outstanding notes’ conversion feature, the new notes will be issued under the same subordinated indenture, and will have identical terms as, the equivalent series of the outstanding notes.

Global notes; book-entry system	The new notes will be in fully registered form in minimum denominations of $1,000. The new notes will be evidenced by one or more global notes deposited with the trustee for the new notes, as custodian for DTC. Beneficial interests in the global notes are shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See “Description of the New Notes—Form, Denomination, Transfer, Exchange and Book-Entry Procedures.”

Material Differences Between the Outstanding Notes and New Notes

A material difference between the outstanding notes and the new notes is that the outstanding notes will have the benefit of the outstanding notes’ conversion feature while the new notes will not. Following the completion of the exchange offer, we plan to execute a supplemental indenture with the trustee to add a covenant for the benefit of the continuing holders of the outstanding notes that will provide that, upon the terms and conditions set forth in the supplemental indenture, the holders of the outstanding notes may convert each $1,000 in aggregate principal amount of their outstanding notes into $1,000 liquidation preference of depositary shares representing, at their option, either shares of our Series A Preferred Stock or Series C Preferred Stock. Both series of preferred stock have a liquidation preference of $1,000 per preferred share and are represented by depositary shares which represent a 1/40th ownership interest in the underlying share of preferred stock (equivalent to $25 of liquidation preference per depositary share). Except for this conversion feature which will only apply to the outstanding notes, the new notes will have identical terms as the equivalent series of the outstanding notes. In addition, as a result of the addition of the conversion feature, we intend to treat the outstanding notes as exchanged for New Convertible Notes (as defined below) deemed issued with a substantial amount of original issue discount (“OID”) for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations” below.

Series A Preferred Stock and Series C Preferred Stock

Issuer	Zions Bancorporation

Securities issuable upon conversion of the outstanding notes	40 depositary shares for each $1,000 principal amount of outstanding notes converted. Each depositary share represents a 1/40th ownership interest in a share of, at the option of the converting holder, Series A Preferred Stock (equivalent to $25 per depositary share) or Series C Preferred Stock (equivalent to $25 per depositary share). Each holder of a depositary share is entitled, through the depositary and exchange agent, in proportion to the applicable fraction of a share of Series A Preferred Stock or Series C Preferred Stock represented by such depositary share, to all the rights and preferences of the Series A Preferred Stock or Series C Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

We may from time to time elect to issue additional depositary shares representing shares of the Series A Preferred Stock or Series C Preferred Stock, as the case may be, and all the additional shares would be deemed to form a single series with the depositary shares for the Series A Preferred Stock or Series C Preferred Stock issued upon conversion of outstanding notes.

Dividends	Dividends on the Series A Preferred Stock are payable quarterly in arrears when, as and if declared by our board of directors or a duly authorized committee of the board, at a rate per annum equal to the greater of (1) 0.520% above three-month LIBOR on the related LIBOR determination date or (2) 4.000%. Any such dividends are distributed to holders of depositary shares in the manner described under “Description of Series A Preferred Stock—Dividends” below.

Dividends on the Series C Preferred Stock are payable quarterly in arrears when, as and if declared by our board of directors or a duly authorized committee of the board, at a rate per annum equal to 9.50%. Any such dividends are distributed to holders of depositary shares in the manner described under “Description of Series C Preferred Stock—Dividends” below.

Dividends on the Series A Preferred Stock and Series C Preferred Stock are non-cumulative. Accordingly, if our board of directors or a duly authorized committee of the board does not declare a dividend on the Series A Preferred Stock or Series C Preferred Stock for any dividend period, such dividend will not accrue or be payable, and we will have no obligation to pay dividends for such dividend period, whether or not dividends on the Series A Preferred Stock or Series C Preferred Stock are declared for any future dividend period.

Dividend payment date	Dividends on the Series A Preferred Stock and Series C Preferred Stock are paid on the 15th day of March, June, September and December of each year. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day.

Redemption	The Series A Preferred Stock is not redeemable prior to December 15, 2011. On and after that date, the Series A Preferred Stock will be redeemable at our option, in whole at any time or in part from time to time, at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

The Series C Preferred Stock is not redeemable prior to September 15, 2013. On and after that date, the Series C Preferred Stock will be redeemable at our option, in whole at any time or in part from time to time, at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus accrued dividends from the most recent dividend payment date (whether or not declared but without accumulation of any undeclared dividends for prior periods).

None of the holders of Series A Preferred Stock, the holders of the Series C Preferred Stock or the holders of depositary shares will have the right to require the redemption or repurchase of either the Series A Preferred Stock or the Series C Preferred Stock. Neither the Series A Preferred Stock nor the Series C Preferred Stock is subject to any sinking fund.

Ranking	Shares of the Series A Preferred Stock and Series C Preferred Stock, rank: equally with each other and our Fixed Rate Cumulative Perpetual Preferred Stock, Series D (“Series D Preferred Stock”); at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the applicable holders of the any class or series whose vote is required); and senior to our common stock with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. We will generally be able to pay dividends and distributions on our Series A Preferred Stock and Series C Preferred Stock upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (i.e., after taking account of all indebtedness and other non-equity claims).

Maturity	Neither the Series A Preferred Stock nor the Series C Preferred Stock has any maturity date, and we are not required to redeem the Series A Preferred Stock or the Series C Preferred Stock. Accordingly, the Series A Preferred Stock and the Series C Preferred Stock will remain outstanding indefinitely, unless and until we decide to exercise our redemption rights.

RISK FACTORS

You should carefully consider the risk factors described below and the other information included in or incorporated by reference into this offering circular, including the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, before making a determination regarding the exchange offer. Any of the risk factors described therein or otherwise incorporated by reference or set forth below could significantly and adversely affect our business, prospects, financial condition and results of operations. As a result, you could lose a part or all of your investment.

Risks to Tendering Holders of Outstanding Notes

There is currently no trading market for the new notes, and an active trading market may not develop.

Each series of the new notes will be a separate series of securities for which there is no current trading market and an active trading market for any of the series may not develop. The new notes will have new CUSIP numbers and will not be fungible with the outstanding notes. We do not intend to apply for listing of the new notes on any securities exchange or for quotation on any quotation system. If a trading market does develop, we cannot assure you as to the prices at which the new notes may be traded. Because we believe that the addition of the outstanding notes’ conversion feature is beneficial to holders of outstanding notes, we do not expect a significant number of outstanding notes to be exchanged in the exchange offer and, accordingly, the liquidity of the trading market for the new notes, if any, after the completion of the exchange offer may be limited. The liquidity of any market for the new notes will depend on a number of factors, including:

•

the number of holders of the new notes, which could be significantly less than the number of holders of the equivalent series of the outstanding notes, if holders choose to not tender their outstanding notes;

•	our performance;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the new notes; and

•	prevailing interest rates.

We cannot assure you that an active market for the new notes will develop or will continue, if developed.

An adverse rating of the new notes may cause their trading price to fall.

If a rating agency rates the new notes, it may assign a rating that is lower than investors’ expectations. Rating agencies also may lower any such ratings on the new notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the new notes could significantly decline.

Risks Relating to Retention of Outstanding Notes

If you do not tender your outstanding notes, you may have adverse tax consequences as a result of the conversion feature.

If you do not tender your outstanding notes and you therefore receive the conversion right in respect of your outstanding notes, we intend to take the position that the addition of the conversion right will trigger a deemed exchange of your outstanding notes for New Convertible Notes (as defined below) for U.S. federal income tax purposes. As a result of this deemed exchange, we expect that the New Convertible Notes will be treated as issued with a substantial amount of original issue discount, or “OID.” You may be required to include such OID in income currently even though you will not receive current payments in respect of such income inclusions. See “Certain United States Federal Income Tax Considerations —Consequences to U.S. Holders that Receive the Conversion Feature in Respect of their Outstanding Notes—Consequences of a Tax-Free Recapitalization” and “—Acquisition Premium and Amortizable Bond Premium” for more information.

If you do not exchange your outstanding notes, the outstanding notes you retain may become substantially less liquid as a result of the exchange offer.

Because we believe that the addition of the outstanding notes’ conversion feature is beneficial to holders of outstanding notes, we do not expect that a significant number of outstanding notes will be exchanged in the exchange offer. However, if a significant number of outstanding notes are exchanged in the exchange offer, the liquidity of the trading market for the outstanding notes, if any, after the completion of the exchange offer may be substantially reduced. Any outstanding notes exchanged will reduce the aggregate number of outstanding notes outstanding. As a result, the outstanding notes may trade at a discount to the price at which they would trade if the transactions contemplated by this offering circular were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. We cannot assure you that an active market in the outstanding notes will exist or be maintained and we cannot assure you as to the prices at which the outstanding notes may be traded.

Risks Relating to the Exchange Offer

The consummation of the exchange offer may not occur.

We are not obligated to complete the exchange offer unless and until the conditions to the offer are met. In particular, our obligations to accept outstanding notes for exchange are subject to, and conditioned upon, the general conditions. See “The Exchange Offer—Conditions of the Exchange Offer.”

Risks Related to Conversion of Outstanding Notes into the Depositary Shares

If you do not tender your outstanding notes, your outstanding notes will be entitled to the conversion feature, which will provide holders of outstanding notes a right to convert each $1,000 in aggregate principal amount of their outstanding notes into $1,000 liquidation preference of depositary shares representing a 1/40th ownership interest in, at their option, either our Series A Preferred Stock or Series C Preferred Stock. Accordingly, in considering whether to exchange their outstanding notes for new notes, whether the conversion feature is beneficial and whether to exercise their rights to convert their outstanding notes into depositary shares, holders should consider the risks related to the depositary shares and underlying preferred stock.

We may issue additional depositary shares representing an interest in our preferred stock, shares of preferred stock or securities convertible or exchangeable for our preferred stock and thereby materially and adversely affect the price of the depositary shares and preferred stock.

We are not restricted from issuing additional shares of depositary shares representing an interest in our preferred stock, shares of preferred stock or securities convertible or exchangeable for our preferred stock during the life of the outstanding notes. If we issue such additional securities, it may materially and adversely affect the price of our depositary shares and/or preferred stock and, in turn, may also affect the price of the outstanding notes.

The results of our concurrent tender offer for the depositary shares representing an ownership interest in our Series A Preferred Stock may have an adverse impact on the market price of such depositary shares and on the trading markets.

As discussed under “Summary—Recent Developments,” on June 1, 2009 we commenced a modified “Dutch auction” tender offer for up to 4,000,000 depositary shares each representing a 1/40th ownership interest in a share of our Series A Preferred Stock. Unless extended or terminated, the preferred stock tender offer will expire at 11:59 p.m. on June 26, 2009. To the extent that any of the depositary shares are purchased pursuant to that offer, the number of outstanding depositary shares will be reduced and the liquidity for the depositary shares is likely to be significantly reduced. For this reason, there is no guarantee that there will continue to be a secondary market for the depositary shares following that offer. Even if there is a secondary market for the depositary shares, transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial.

The price of our depositary shares is volatile and therefore the price of the outstanding notes may fluctuate significantly, which may result in losses for investors who hold our depositary shares.

The market price for the depositary shares into which holders of outstanding notes will have the right to convert their notes is volatile, and the price of the outstanding notes, therefore, may be volatile. Factors which may cause the price of the depositary shares to fluctuate include, but are not limited to:

•	whether dividends have been declared and are likely to be declared on the underlying series of preferred stock from time to time;

•	our creditworthiness;

•	the market for similar securities;

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally; and

•	the factors described above under “Forward-Looking Statements.”

Conversion of the outstanding notes will dilute ownership interest of existing stockholders, including holders who had previously converted their outstanding notes.

Our restated articles authorize us to issue up to 3,000,000 shares of preferred stock. To the extent we issue any depositary shares representing an ownership interest in our preferred stock upon the conversion of the outstanding notes, or otherwise, the ownership interests of the existing stockholders will be diluted. Any such issuances could adversely affect the price of your depositary shares and/or outstanding notes. In addition, the existence of the outstanding notes may encourage short selling by market participants because the conversion of the outstanding notes could depress the price of the depositary shares.

The Series A Preferred Stock and Series C Preferred Stock are equity and are subordinate to our existing and future indebtedness.

The preferred stock underlying the depositary shares are equity interests in Zions and do not constitute indebtedness. As such, the preferred will rank junior to all indebtedness and other non-equity claims on Zions with respect to assets available to satisfy claims on Zions, including in a liquidation of Zions. If you exercise your right to convert into depositary shares, you will not be entitled to the same priority in liquidation as a holder of the outstanding or new notes. In addition, our existing and future indebtedness may restrict payment of dividends on the preferred shares underlying the depositary shares. Further, the preferred shares underlying the depositary shares place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below.

Dividends on the preferred shares underlying the depositary shares are non-cumulative and our ability to declare dividends may be limited.

Dividends on the Series A Preferred Stock and Series C Preferred Stock are non-cumulative. Consequently, if our board of directors or a duly authorized committee of the board does not authorize and declare a dividend for any dividend period, holders of the Series A Preferred Stock and Series C Preferred Stock would not be entitled to receive any such dividend, and such unpaid dividend will not become payable, and we will have no obligation to pay dividends for such dividend period, whether or not dividends are declared for any subsequent dividend period with respect to the Series A Preferred Stock or Series C Preferred Stock or any other series of our preferred stock.

In addition, the depositary and exchange agent will rely on the funds it received from the underlying preferred shares in order to make payments to you on the depositary shares. Unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the preferred shares underlying the depositary shares (1) dividends are payable only if declared by our board of directors or a duly authorized committee of the board and (2) as a corporation, we are subject to restrictions on payments of dividends and any redemption price out of lawfully available assets. Also, as a bank holding company, our ability to declare and pay dividends is dependent on certain federal regulatory considerations, including the guidelines of the Federal Reserve regarding capital adequacy and dividends.

Investors should not expect us to redeem the preferred shares underlying the depositary shares on the date they become redeemable or on any particular date afterwards.

The Series A Preferred Stock and the Series C Preferred Stock are perpetual equity security. The Series A Preferred Stock and the Series C Preferred Stock have no maturity or mandatory redemption date and are not redeemable at the option of investors. By its terms, the Series A Preferred Stock may be redeemed by us at our option either in whole or in part at any time on or after December 15, 2011 and the Series C Preferred Stock may be redeemed by us at our option either in whole or in part at any time on or after September 15, 2013. Any decision we may make at any time to propose a redemption of the Series A Preferred Stock or the Series C Preferred Stock will depend upon, among other things, our evaluation of our capital position, including for bank capital ratio purposes, the composition of our shareholders’ equity and general market conditions at that time. In addition, our right to redeem the Series A Preferred Stock or the Series C Preferred Stock is subject to the following important limitation.

Under the risk-based capital guidelines of the Federal Reserve applicable to bank holding companies, any redemption of the preferred shares underlying the depositary shares is subject to prior approval of the Federal Reserve. There can be no assurance that the Federal Reserve will approve any redemption of the preferred shares underlying the depositary shares that we may propose. We understand that the factors that the Federal Reserve will consider in evaluating a proposed redemption include its evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, and other supervisory considerations.

If we are deferring payments on our outstanding junior subordinated debt securities or are in default under the indentures governing those securities, we will be prohibited from making distributions on or redeeming the preferred shares underlying the depositary shares.

In addition to the fact that our preferred stock is subordinate to our indebtedness, the terms of our outstanding junior subordinated debt securities prohibit us from declaring or paying any dividends or distributions on the preferred shares underlying the depositary shares, or redeeming, purchasing, acquiring or making a liquidation payment with respect to the preferred shares underlying the depositary shares, if we are aware of any event that would be an event of default under the subordinated indenture governing those junior subordinated debt securities or at any time when we have deferred interest thereunder.

Holders of the preferred shares underlying the depositary shares will have limited voting rights.

Holders of the Series A Preferred Stock and Series C Preferred Stock and, accordingly, holders of depositary shares have no voting rights with respect to matters that generally require the approval of voting shareholders, and have only limited voting rights as described below under “Description of Our Capital Stock—Description of Series A Preferred Stock—Voting Rights” and “Description of Our Capital Stock—Description of Series C Preferred Stock—Voting Rights.”

Holders of depositary shares may be unable to use the dividends received deduction.

Distributions paid to corporate U.S. holders of the depositary shares out of dividends on the preferred shares underlying such depositary shares may be eligible for the dividends received deduction if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the preferred shares underlying the depositary shares to qualify as dividends for U.S. federal income tax purposes. If any distributions on the preferred shares underlying the depositary shares with respect to any fiscal year are not eligible for the dividends received deduction because of insufficient current or accumulated earnings and profits, the market value of the depositary shares may decline.

Risk Factors Relating to the Company

Our results of operations depend upon the results of operations of our subsidiaries.

We are a holding company that conducts substantially all of our operations through our banking and other subsidiaries. As a result, our ability to make dividend payments on our preferred stock will depend primarily upon the receipt of dividends and other distributions from our subsidiaries.

The ability of our banking subsidiaries to pay dividends or make other payments to us is limited by their obligations to maintain sufficient capital and by other general regulatory restrictions on their dividends. If they do not satisfy these regulatory requirements, we will be unable to pay dividends on our preferred stock. The Federal Reserve and the Office of the Comptroller of the Currency, the primary regulator for certain of our subsidiary banks, have issued policy statements generally requiring insured banks and bank holding companies only to pay dividends out of current operating earnings. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, which could include the payment of dividends under certain circumstances, such authority may take actions requiring that such bank refrain from the practice. Payment of dividends could also be subject to regulatory limitations if a subsidiary bank were to become “under-capitalized” for purposes of the applicable federal regulatory “prompt corrective action” regulations. “Under-capitalized” is currently defined as having a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or a core capital, or leverage, ratio of less than 4.0%.

We and/or the holders of our securities could be adversely affected by unfavorable rating actions from rating agencies.

Our ability to access the capital markets is important to our overall funding profile. This access is affected by the ratings assigned by rating agencies to us, certain of our affiliates and particular classes of securities that we and our affiliates issue. The interest rates that we pay on our securities are also influenced by, among other things, the credit ratings that we, our affiliates and/or our securities receive from recognized rating agencies. On April 20, 2009, Moody’s Investor Services severely downgraded the ratings of Zions Bancorporation and lowered its outlook to Outlook Negative. On April 22, 2009, DBRS downgraded the ratings of Zions Bancorporation and placed our ratings Under Review with Negative Implications, and Standard & Poor’s Rating Services downgraded the ratings of Zions Bancorporation with a Outlook Negative. On April 23, 2009, Fitch Ratings placed our ratings on Rating Watch Negative. Further downgrades to us, our affiliates or our securities could increase our costs or otherwise have a negative effect on our results of operations or financial condition. Additionally, a downgrade of the credit rating of any particular security issued by us or our affiliates could negatively affect the ability of the holders of that security to sell the securities and the prices at which any such securities may be sold.

The additional capital actions described above under “Summary—Recent Developments” may not occur on the current terms or at all.

The common stock offering and the tender offer for our Series A Preferred Stock may not occur. We may not be able to sell $250 million in common stock on favorable terms or at all. We are not obligated to complete the tender offer unless and until the conditions to the offer are met. Accordingly, there can be no assurance that the tender offer will be consummated. If we do not complete either or both of these concurrent transactions, or are required to modify the terms of either or both transactions, we will not realize the anticipated capital and other benefits or such benefits may be significantly reduced. The market price of outstanding notes and/or new notes could be adversely affected by the failure of one or both of these transactions to be consummated or their consummation on modified terms.

Our ability to maintain required capital levels and adequate sources of funding and liquidity may be adversely affected by market conditions.

We are required to maintain certain capital levels in accordance with banking regulations. We must also maintain adequate funding sources in the normal course of business to support our operations and fund outstanding liabilities. Our ability to maintain capital levels, sources of funding and liquidity could be impacted by changes in the capital markets in which we operate and deteriorating economic and market conditions.

Each of our subsidiary banks must remain well-capitalized and meet certain other requirements for us to retain our status as a financial holding company, although we do not believe that the loss of such status would have an appreciable effect on our operations or financial results. In addition, failure by our bank subsidiaries to meet applicable capital guidelines or to satisfy certain other regulatory requirements could subject us to certain activity restrictions or to a variety of enforcement remedies available to the federal regulatory authorities that include limitations on the ability to pay dividends, the issuance by the regulatory authority of a capital directive to increase capital and the termination of deposit insurance by the Federal Deposit Insurance Corporation.

As a regulated entity, we must maintain certain capital requirements that may limit our operations and potential growth.

We are a bank holding company and a financial holding company. As such, we are subject to the comprehensive, consolidated supervision and regulation of the Federal Reserve, including risk-based and leverage capital requirements. We must maintain certain risk-based and leverage capital ratios as required by our banking regulators and which can change depending upon general economic conditions and our particular condition, risk profile and growth plans. Compliance with the capital requirements, including leverage ratios, may limit operations that require the intensive use of capital and could adversely affect our ability to expand or maintain present business levels.

Weakness in the economy and in the real estate market, including specific weakness within the markets where our subsidiary banks do business and within certain of our loan products, has adversely affected us and may continue to adversely affect us.

Our credit exposure is one of our most significant risks. The Company’s level of credit quality continued to weaken throughout 2008 and into 2009. The deterioration in credit quality that started in the latter half of 2007 is mainly related to the weakness in residential and commercial construction and land development activity in the Southwest states (generally, Arizona, California and Nevada), which markets have been particularly adversely affected by job losses, declines in real estate value, declines in home sale volumes and declines in new home building. Other geographic markets served by us have also experienced adverse housing and economic conditions. Residential and commercial construction and land development loans in Arizona and Nevada remain the most troubled segments of the portfolio and account for the most meaningful declines in commercial real estate credit quality during the second half of 2008. As of the first quarter of 2009, residential and commercial construction and land development represented 17% of total loans, with Arizona, California and Nevada representing 16%, 13% and 12% of this portfolio, respectively. Although not to the degree experienced in the Southwest states, some signs of deterioration began to surface in markets in Utah and Idaho during the first quarter of 2008 and in Texas in the fourth quarter of 2008. During the later part of 2008 and continuing into 2009, credit quality deterioration began to become evident in most loan types and geographies in which the Company operated as general economic conditions weakened through out the country.

If the strength of the U.S. economy in general and the strength of the local economies in which we and our subsidiary banks conduct operations continues to decline, this could result in, among other things, a continued deterioration in credit quality or a reduced demand for credit, including a resultant effect on our loan portfolio and allowance for loan and lease losses, throughout our geographic footprint and for other loan types. We expect continued credit quality deterioration over the next few quarters. A deeper or prolonged downturn beyond the next few quarters in the economy could result in higher delinquencies and greater charge-offs in future periods, and may lead to material future credit losses, which would materially adversely affect our financial condition and results of operations and may require us to raise additional capital.

Deteriorating credit quality, particularly in real estate loans, has adversely impacted us and may continue to adversely impact us.

We have experienced a downturn in credit performance that continued throughout 2008 and we expect credit conditions and the performance of our loan portfolio to continue to deteriorate in the near term. This caused us to increase our allowance for loan and lease losses throughout 2008. Additional increases in allowance for loan and lease losses may be necessary in the future. Accordingly, a decrease in the quality of our credit portfolio could have a material adverse effect on earnings and results of operations.

Problems encountered by financial institutions larger or similar to us could adversely affect financial markets generally and have indirect adverse effects on us.

The commercial soundness of many financial institutions may be closely interrelated as a result of credit, trading, clearing or other relationships between the institutions. As a result, concerns about, or a default or threatened default by, one institution could lead to significant market-wide liquidity and credit problems, losses or defaults by other institutions. This is sometimes referred to as “systemic risk” and may adversely affect financial intermediaries, such as clearing agencies, clearing houses, banks, securities firms and exchanges, with which we interact on a daily basis, and therefore could adversely affect us.

Deterioration in credit quality and fair market values of our securities portfolio has adversely impacted us and may continue to adversely impact us.

The Company’s on-balance sheet asset-backed securities investment portfolio includes collateralized debt obligations (“CDOs”) collateralized by trust preferred securities issued by banks, insurance companies, and real estate investment trusts that may have some exposure to the subprime market and/or to other categories of distressed assets. In addition, asset-backed securities also include structured asset-backed collateralized debt obligations (also known as diversified structured finance CDOs) purchased from Lockhart Funding, LLC which have minimal exposure to subprime and home equity mortgage securitizations. Factors beyond the Company’s control can significantly influence the fair value of these securities and potential adverse changes to the fair value of these securities. These factors include but are not limited to rating agency downgrades of securities, defaults of debt issuers, lack of market pricing of securities and continued instability in the credit markets.

The Company may not be able to utilize the significant deferred tax asset recorded on our balance sheet.

The Company’s balance sheet includes a significant deferred tax asset. The largest components of this asset result from additions to our allowance for loan and lease losses for purposes of generally accepted accounting principles in excess of loan losses actually taken for tax purposes and other than temporary impairment losses taken on our securities portfolio that have not yet been realized for tax purposes by selling the securities. Our ability to continue to record this deferred tax asset is dependant on the Company’s ability to realize its value through net operating loss carry-backs or future projected earnings. Loss of part or all of this asset would adversely impact tangible capital. In addition, inclusion of this asset in determining regulatory capital is subject to certain limitations.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes. The outstanding notes that are surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the new notes will not increase or decrease our indebtedness. We will bear the expenses of the exchange offer. No dealer manager is being used in connection with the exchange offer.

PRICE RANGE OF PREFERRED STOCK

The depositary shares each representing a 1/40th ownership interest in the Series A Preferred Stock are listed on the New York Stock Exchange. On May 29, 2009, the last reported sale price for the depositary shares was $11.10 per depositary share. As of May 29, 2009 there were 9,600,000 of such depositary shares outstanding.

	Price Range of Preferred A Stock		Dividend Paid
	Low	High	Per Share
2009:
Second Quarter (through May 29, 2009)	$6.45	$11.38	$0.2555	(1)
First Quarter	4.79	11.92	0.2500

2008:
Fourth Quarter	$4.35	$12.12	$0.2528
Third Quarter	9.35	17.00	0.2556
Second Quarter	13.50	17.90	0.2556
First Quarter	16.85	22.00	0.3482

2007:
Fourth Quarter	$19.69	$24.39	$0.3927
Third Quarter	23.50	25.90	0.3757
Second Quarter	25.28	26.20	0.5000
First Quarter	25.16	26.35	0.3995

(1)	Dividend is payable on June 15, 2009 to holders of record on June 1, 2009.

The depositary shares each representing a 1/40th ownership interest in the Series C Preferred Stock are also listed on the New York Stock Exchange. On May 29, 2009, the last reported sale price for the depositary shares was $23.50 per depositary share. As of May 29, 2009 there were 1,877,971 of such depositary shares outstanding.

	Price Range of Preferred C Stock		Dividend Paid
	Low	High	Per Share
2009:
Second Quarter (through May 29, 2009)	$18.03	$24.26	$0.6069
First Quarter	14.45	25.14	0.5938

2008:
Fourth Quarter	$23.00	$25.35	$0.6003
Third Quarter (from July 28, 2008)	21.79	26.01	0.4552

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth certain information concerning our consolidated ratios of earnings to fixed charges. For the purpose of computing the consolidated ratios of earnings to fixed charges, earnings consist of consolidated income from continuing operations before provision for income taxes and fixed charges, and fixed charges consist of interest expense, a portion of rent expense representative of interest, trust-preferred securities related expense, and amortization of debt issuance costs.

	Three Months Ended March 31,			Year Ended December 31,
	2009		2008	2008		2007	2006	2005	2004
Ratio of earnings to fixed charges:
Excluding interest on deposits		(a)	2.60		(a)	2.99	3.83	4.51	4.93
Including interest on deposits		(a)	1.49		(a)	1.54	1.85	2.31	2.79

(a)	Ratio is less than one; earnings are inadequate to cover fixed charges. The dollar amount of the coverage deficiency for the affected periods is presented below. The amount is the same whether including or excluding interest on deposits:

(In thousands)	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Deficiency	$(981,436)	N/A	$(324,803)	N/A	N/A	N/A	N/A

DIVIDEND POLICY

The payment of dividends is within the discretion of our board of directors and will depend upon our future earnings, capital requirements and financial condition and any regulatory restrictions. Under the terms of our Series D Preferred Stock issued to the U.S. Treasury, our ability to declare or pay dividends on or repurchase our preferred stock or other equity or capital securities will be subject to restrictions in the event that we fail to declare and pay (or set aside for payment) full dividends on our Series D Preferred Stock.

Our Series A Preferred Stock is entitled to non-cumulative dividends at a floating rate as described under “Description of Series A Preferred Stock”, while our Series C Preferred Stock is entitled to non-cumulative dividends at a fixed rate of 9.50% as described under “Description of Series C Preferred Stock.”

THE EXCHANGE OFFER

Background

We issued the outstanding 6.00% notes in September 2003, the outstanding 5.65% notes in May 2004 and the outstanding 5.50% notes in November 2005, each in separate registered transactions. Following the completion of the exchange offer, we plan to execute a supplemental indenture pursuant to which we will add a covenant to each series of the outstanding notes that will provide that, upon the terms and subject to the conditions set forth in the supplemental indenture, the holders of the outstanding notes may convert on specified dates each $1,000 in aggregate principal amount of the outstanding notes into $1,000 in liquidation preference of depositary shares representing either, at the option of the holder, our Series A Preferred Stock or Series C Preferred Stock. We refer to this in this offering circular as the outstanding notes’ conversion feature. We commenced this exchange offer on June 1, 2009, in order to give holders of the outstanding notes an opportunity to exchange such outstanding notes for the equivalent series of new notes, which will not contain the conversion feature, should they determine to do so.

Although we believe that the addition of the outstanding notes’ conversion feature is beneficial to holders of outstanding notes, adding this feature may have adverse U.S. tax consequences to certain holders of the outstanding notes, including the requirement to include OID in income currently even though the holder will not receive current payments in respect of such income inclusion. See “Certain United States Federal Income Tax Considerations” for a discussion of certain tax considerations with respect to holders of either participating or not participating in the exchange offer. Accordingly, we are conducting this exchange offer to allow holders of outstanding notes to exchange their notes for new notes, which will not have the outstanding notes’ conversion feature. We do not believe that the subordinated indenture governing the outstanding notes requires, and we are not soliciting, the consent of holders of outstanding notes to our entering into the supplemental indenture.

We propose to add the outstanding notes’ conversion feature to the outstanding notes to afford the holders of outstanding notes the ability to convert into shares of our Series A Preferred Stock or Series C Preferred Stock. In addition, as noted above, the addition of the outstanding notes’ conversion feature and this related exchange offer is one of several capital actions announced by us on June 1, 2009. The addition of the conversion feature is intended to result in an extinguishment of any outstanding notes (other than those validly tendered and accepted in this exchange offer) for purposes of both generally accepted accounting principles and federal income tax that will result in an increase in tangible common equity and retained earnings for the quarter in which we enter into the supplemental indenture. We also anticipate recognizing a gain with respect to previously terminated swap agreements with respect to such outstanding notes. Further, to the extent that holders of the outstanding notes that are modified by the outstanding notes’ conversion feature later exercise their right to convert into depositary shares representing our preferred stock, the Company will achieve an addition to permanent Tier 1 capital (subject to the Company’s right to redeem the preferred stock), and a reduction in subordinated debt that would otherwise have matured in 2014 or 2015, although at an increase in financing costs.

Terms of the Exchange Offer

For the reasons discussed above, we are offering holders of the outstanding notes an opportunity to exchange their outstanding notes for the equivalent series of new notes as determined in the manner described in this offering circular. The exchange offer described in this offering circular and the Letter of Transmittal (and any amendments or supplements to this offering circular and the Letter of Transmittal) constitute a separate offer with respect to each series of the outstanding notes. Our obligation to accept the outstanding notes for exchange pursuant to the exchange offer is subject to certain conditions as set forth under “—Conditions of the Exchange Offer.”

As of March 31, 2009, the Company had outstanding $1.4 billion principal amount of subordinated debt consisting of $300 million principal amount of the outstanding 5.65% notes, $500 million principal amount of the outstanding 6.00% notes and $600 million principal amount of the outstanding 5.50% notes.

This offering circular, together with the Letter of Transmittal, is being sent on or about June 1, 2009.

Proration

The outstanding notes are not subject to proration under the exchange offer.

Expiration Date; Extension; Amendment; Termination

The exchange offer will expire at 11:59 P.M., New York City time, on June 26, 2009, unless extended by the Company in its sole discretion. In the event the exchange offer is extended, the term “expiration date” with respect to such extended exchange offer shall mean the time and date on which the exchange offer, as so extended, shall expire. The Company expressly reserves the right to extend the exchange offer from time to time or for such period or periods as it may determine in its sole discretion by giving oral (to be confirmed in writing) or written notice of such extension to the depositary and exchange agent and by making a public announcement by press release at or prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. During any extension of the exchange offer, all the outstanding notes previously tendered and not accepted for purchase will remain subject to the exchange offer and may, subject to the terms and conditions of the exchange offer, be accepted for purchase by the Company.

To the extent it is legally permitted to do so, the Company expressly reserves the absolute right, in its sole discretion, to at any time (i) waive any condition to the exchange offer, or (ii) amend any of the terms of the exchange offer. Any waiver, amendment or modification of the exchange offer will apply to all the outstanding notes tendered pursuant to the exchange offer. If the Company makes a material change in the terms of the exchange offer or waives a material condition of the exchange offer, the Company will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the depositary and exchange agent and will disseminate additional exchange offer materials and will extend the exchange offer to the extent required by law.

In the event the Company terminates the exchange offer, it shall give immediate notice thereof to the depositary and exchange agent, and all the outstanding notes theretofore tendered and not accepted for payment shall be returned promptly to the tendering holders thereof. In the event that the exchange offer is withdrawn or otherwise not completed, the outstanding notes will be exchanged for the equivalent series of new notes. See “—Withdrawal of Tenders; Absence of Appraisal Rights” and “—Conditions of the Exchange Offer.”

Acceptance of the Outstanding Notes for Exchange; Issuance of New Notes for the Outstanding Notes

Upon the terms and subject to the conditions of the exchange offer, the Company will accept for exchange, promptly after the expiration date, the outstanding notes validly tendered and not validly withdrawn pursuant to the exchange offer (such date of acceptance the “acceptance date”) (or defectively tendered, if such defect has been waived by the Company) upon the satisfaction or waiver of the conditions to the exchange offer specified herein under “—Conditions of the Exchange Offer.” The Company will promptly pay for the outstanding notes accepted by exchanging such outstanding notes for the equivalent series of new notes (such date of payment the “settlement date”). The Company reserves the right to accept for exchange and issue new notes for all the outstanding notes validly tendered on or prior to the expiration date and to keep the exchange offer open or extend the expiration date to a later date and time announced by the Company.

The Company expressly reserves the right, in its sole discretion, to delay acceptance for exchange of the outstanding notes tendered under the exchange offer or the issuance of new notes for the outstanding notes accepted for exchange (subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer), or to terminate the exchange offer and not accept for exchange any the outstanding notes not theretofore accepted for purchase, if any of the conditions set forth under “—Conditions of the Exchange Offer” shall not have been satisfied or waived by the Company or in order to comply in whole or in part with any applicable law. In all cases, new notes will be issued in exchange for the outstanding notes accepted for exchange pursuant to the exchange offer only after timely receipt by the depositary and exchange agent of confirmation of book-entry transfer thereof, a properly completed and duly executed Letter of Transmittal related thereto or a facsimile thereof or satisfaction of DTC’s ATOP procedures, as defined below, and any other documents required by the Letter of Transmittal.

For purposes of the exchange offer, the Company will be deemed to have accepted for exchange validly tendered and not validly withdrawn the outstanding notes (or defectively tendered outstanding notes, if such defect has been waived by the Company) if, as and when the Company gives oral (to be confirmed in writing) or written notice thereof to the depositary and exchange agent. Issuance of new notes in exchange for the outstanding notes accepted for exchange in the exchange offer will be made by the Company by issuing new notes with a principal amount equal to the principal amount of the outstanding notes accepted for exchange to such holders or their designees. Upon the terms and subject to the conditions of the exchange offer, issuance of new notes shall be made on the settlement date.

Tenders of the outstanding notes pursuant to the exchange offer will be accepted only in principal amounts equal to $1,000 or any integral multiple thereof.

If, for any reason, acceptance for exchange of, or issuance of new notes for, validly tendered outstanding notes pursuant to the exchange offer is delayed or the Company is unable to accept for exchange, or to issue new notes for, validly tendered outstanding notes pursuant to the exchange offer, then the depositary and exchange agent may, nevertheless, on behalf of the Company, retain tendered outstanding notes, without prejudice to the rights of the Company described under “—Expiration Date; Extension; Amendment; Termination,” “—Conditions of the Exchange Offer” and “—Withdrawal of Tenders; Absence of Appraisal Rights” (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer). If any tendered outstanding notes are not accepted for exchange for any reason pursuant to the terms and conditions of the exchange offer, the unexchanged outstanding notes will be credited to the account maintained at DTC (the “book-entry transfer facility”) (as defined under “—Procedures for Tendering the Outstanding Notes”) from which such outstanding notes were delivered, unless otherwise requested by such holder under “Special Delivery Instructions” in the Letter of Transmittal promptly after the expiration date or the termination of the exchange offer.

No accrued interest will be paid on the settlement date with respect to outstanding notes validly tendered and not validly withdrawn, and by tendering in the exchange offer you will be deemed to have forfeited accrued interest on outstanding notes validly tendered. However if you are issued new notes in the exchange offer, you will receive on the subsequent interest payment date interest for the fall interest period (as if the new notes had been outstanding since the preceding interest payment date with respect to the applicable series of outstanding notes). Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the holders of purchased the outstanding notes or otherwise.

Tendering holders of outstanding notes exchanged in the exchange offer will not be obligated to pay brokerage commissions, fees or transfer taxes with respect to the purchase of their outstanding notes unless the box entitled “Special Issuance Instructions” on a Letter of Transmittal has been completed, as described in the instructions thereto. The Company will pay all other charges and expenses in connection with the exchange offer. See “—Depositary and Exchange Agent,” “—Information Agent,” and “—Other Fees and Expenses.”

Procedures for Tendering the Outstanding Notes

Any beneficial owner whose outstanding notes are registered in the name of a custodian or held through the book-entry transfer facility and who wishes to tender its outstanding notes should contact such holder promptly and instruct such holder to tender its outstanding notes on such beneficial owner’s behalf.

Tender of the Outstanding Notes Held Through DTC

All of the outstanding notes are held in book-entry form through the facilities of DTC, the book-entry transfer facility, and must be tendered through the book-entry transfer facility. The depositary and the book-entry transfer facility have confirmed that the exchange offer is eligible for ATOP. Accordingly, participants in the book-entry transfer facility may electronically transmit their acceptance of the exchange offer by causing the book-entry transfer facility to transfer their outstanding notes to the depositary and exchange agent in accordance with the ATOP procedures for such a transfer. The book-entry transfer facility will then send an agent’s message to the depositary and exchange agent. Alternatively, you may also confirm your acceptance of the exchange offer by delivering to the depositary and exchange agent a duly executed Letter of Transmittal. A tender of the outstanding notes will be deemed to have been received only when the depositary and exchange agent receives (i) either a duly completed agent’s message through the facilities of the book-entry transfer facility at the account of the depositary and exchange agent with the book-entry transfer facility or a properly completed Letter of Transmittal, and (ii) confirmation of book-entry transfer of the outstanding notes into the depositary and exchange agent’s applicable account.

The term “agent’s message” means a message transmitted by the book-entry transfer facility, received by the depositary and exchange agent and forming part of the book-entry confirmation (as defined below), which states that the book-entry transfer facility has received an express acknowledgment from book-entry transfer facility participant tendering the outstanding notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the exchange offer as set forth in this offering circular and the Letter of Transmittal and that the Company may enforce such agreement against such participant. Holders desiring to tender their outstanding notes on the expiration date should note that such holders must allow sufficient time for completion of the ATOP procedures during the normal business hours of the book-entry transfer facility on such date.

Signature Guarantees

Signatures on the Letter of Transmittal must be guaranteed by a Medallion Signature Guarantor, unless the signature is that of a firm that is a member of a registered national securities exchange or Financial Industry Regulatory Authority, Inc. or is a commercial bank or trust company having an office in the United States (an “eligible institution”), unless (i) the Letter of Transmittal is signed by the registered holder of the outstanding notes tendered therewith and new notes are to be issued, or if any of the outstanding notes for principal amounts not tendered or not accepted for exchange are to be issued, directly to such holder and the “Special Issuance Instructions” box has not been completed or (ii) such outstanding notes are tendered for the account of an eligible institution.

Book-Entry Transfer

The depositary and exchange agent will seek to establish a new account or utilize an existing account with respect to the outstanding notes at the book-entry transfer facility promptly after the date of this offering circular (to the extent such arrangements have not been made previously by the depositary and exchange agent), and any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing as the owner of the outstanding notes may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer such outstanding notes into the depositary and exchange agent’s account in accordance with the book-entry transfer facility’s procedures for such transfer. The confirmation of a book-entry transfer of the outstanding notes into the depositary and exchange agent’s account at the book-entry transfer facility as described above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with such book-entry transfer facility procedures does not constitute delivery to the depositary and exchange agent.

Other Matters

Notwithstanding any other provision hereof, payment for the outstanding notes accepted for payment pursuant to the exchange offer will in all cases be made only after timely receipt by the depositary and exchange agent of (i) a book-entry confirmation with respect to such outstanding notes, (ii) a properly completed and validly executed Letter of Transmittal or a facsimile thereof, with any required signature guarantees, or an agent’s message and (iii) any other documents required by the Letter of Transmittal.

Tenders of the outstanding notes pursuant to any of the procedures described above, and acceptance thereof by the Company for purchase, will constitute a binding agreement between the Company and the tendering holder of such outstanding notes, upon the terms and subject to the conditions of the exchange offer in effect on the date the outstanding notes are accepted for exchange.

By executing a Letter of Transmittal as set forth above or by sending an agent’s message, and subject to and effective upon acceptance for exchange, the outstanding notes tendered therewith, a tendering holder (i) irrevocably sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to all the outstanding notes tendered thereby, and (ii) irrevocably constitutes and appoints the depositary and exchange agent as the true and lawful agent and attorneyin-fact of such holder with respect to any such tendered outstanding notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such outstanding notes on the account books maintained by the book-entry transfer facility, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such outstanding notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such outstanding notes (except that the depositary and exchange agent will have no rights to, or control over, funds from the Company, except as agent for the tendering holders, for accrued interest for any tendered outstanding notes that are exchanged for new notes), all in accordance with the terms of the exchange offer.

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders of the outstanding notes will be determined by the Company, in its sole discretion, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of the outstanding notes will not be considered valid. The Company reserves the absolute right, in its sole discretion, to reject any or all tenders of the outstanding notes that are not in proper form or the acceptance of which, in the Company’s opinion, would be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular the outstanding notes.

The Company’s interpretation of the terms and conditions of the exchange offer (including the instructions in the Letter of Transmittal) will be final and binding.

Any defect or irregularity in connection with tenders of the outstanding notes must be cured within such time as the Company determines, unless waived by the Company. Tenders of the outstanding notes shall not be deemed to have been made until all defects and irregularities have been waived by the Company or cured. None of the Company, the depositary and exchange agent, the information agent or any other person will be under any duty to give notice of any defects or irregularities in tenders of the outstanding notes, or will incur any liability to holders for failure to give any such notice.

Withdrawal of Tenders; Absence of Appraisal Rights

Holders who wish to exercise their right of withdrawal with respect to the exchange offer must give written notice of withdrawal by mail, hand delivery or manually signed facsimile transmission, or a properly transmitted “request message” through ATOP, which notice must be received by the depositary and exchange agent at one of its addresses set forth on the back cover of this confidential offering circular (or through ATOP) on or prior to the expiration date. In order to be valid, a notice of withdrawal must specify the name of the person who deposited the outstanding notes to be withdrawn (the “depositor”), the name of the participant in the book-entry transfer facility whose name appears on the security position listing as the owner of such outstanding notes, if different from that of the depositor, and the principal amount of the outstanding notes to be withdrawn. Holders may not rescind withdrawals of tendered outstanding notes. However, validly withdrawn the outstanding notes may be retendered by following the procedures described in this confidential offering circular at any time on or prior to the expiration date.

A holder who validly withdraws previously tendered outstanding notes will not receive the equivalent series of new notes. Any withdrawal of previously tendered outstanding notes otherwise than in accordance with the provisions described above will not constitute a valid withdrawal of such holder’s the outstanding notes. Any the outstanding notes validly tendered on or prior to the expiration date may not be withdrawn or revoked after the expiration date.

If the Company is delayed in its acceptance for purchase of, or payment for, the outstanding notes or is unable to accept for purchase or pay for the outstanding notes pursuant to the exchange offer for any reason, then, without prejudice to the Company’s rights hereunder, tendered outstanding notes may be retained by the depositary and exchange agent on behalf of the Company (subject to Rule 14e-1 under the Exchange Act, which requires that an offer or pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer).

The outstanding notes are debt obligations of the Company and are governed by the subordinated indenture, as that indenture will be supplemented following the completion of the exchange offer. There are no appraisal or other similar statutory rights available to holders in connection with the exchange offer.

Conditions of the Exchange Offer

Notwithstanding any other provision of the exchange offer, the Company will not be required to accept for exchange, or to issue new notes for, the outstanding notes tendered pursuant to the exchange offer and may terminate, extend or amend the exchange offer and may (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offer or pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer) postpone the acceptance for purchase of, and payment for, the outstanding notes so validly tendered and not validly withdrawn if, on or prior to the expiration date, the general conditions shall not have been satisfied.

For purposes of the foregoing provision, all the “general conditions” shall be deemed to be satisfied on the acceptance date, unless any of the following conditions shall occur on or after the date of this offering circular and on or prior to the acceptance date:

(a)	In the Company’s judgment, as determined prior to the expiration date, the exchange will result in an adverse tax consequence to the Company (other than as a result of any cancellation of indebtedness income) or the Company will not be able to obtain the accounting or capital benefits anticipated to arise from the addition of the outstanding notes’ conversion feature to the outstanding notes;

(b)	The Company shall not have received any approval or other action required by any government or governmental, administrative or regulatory authority or agency required in connection with the exchange, the addition of the outstanding notes’ conversion feature or any of the other transactions contemplated hereby or thereby;

(c)	There shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that is, or is reasonably likely to be, in the reasonable judgment of the Company, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company, its subsidiaries or its affiliates or which would or might, in the reasonable judgment of the Company, prohibit, prevent, restrict or delay consummation of the exchange offer;

(d)	There shall have occurred any development which would, in the reasonable judgment of the Company, materially adversely affect the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company, its subsidiaries or its affiliates;

(e)

An order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality (collectively, a “legal event”) that, in the reasonable judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the exchange offer;

(f)	The trustee with respect to the outstanding notes shall have objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of, addition of the outstanding notes’ conversion feature, the exchange offer or the exchange of outstanding notes under the exchange offer, or shall have or any holder of outstanding notes shall have taken any action that challenges the validity or effectiveness of the procedures used by us in adding the outstanding notes’ conversion feature making the exchange offer or the exchange of the outstanding notes under the exchange offer;

(g)	In our reasonable judgment, there shall not be as of the expiration date a number of authorized shares of preferred stock sufficient to permit the conversion of all outstanding notes that are not validly tendered in the exchange offer;

(h)	A Form T-1 and a Form T-3 with respect to the subordinated indenture governing the new notes shall not have become effective under the Trust Indenture Act of 1939 (the “Trust Indenture Act”) at least immediately prior to the settlement date of the exchange offer;

(i)	There shall have occurred or be likely to occur (a) any event affecting the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company, its subsidiaries or its affiliates that, in the reasonable judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the exchange offer, or (b) any legal event which in the reasonable judgment of the Company is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company, its subsidiaries or its affiliates; or

(j)	There shall have occurred (a) any general suspension of, or limitation on prices for, trading in the United States securities or financial markets, (b) any significant change in the price of the outstanding notes which is adverse to the Company or any of its affiliates, (c) a material impairment in the trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of the Company, might affect the extension of credit by banks or other lending institutions, (f) there is (i) an outbreak or escalation of hostilities or acts of terrorism involving the United States or declaration of a national emergency or war by the United States or (ii) any other calamity or crisis or any change in political, financial or economic conditions, if the effect of any such event in (i) or (ii), in the Company’s sole judgment, makes it impracticable or inadvisable to proceed with the exchange offer, or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

The conditions to the exchange offer are for the sole benefit of the Company and may be asserted by the Company in its sole discretion regardless of the circumstances giving rise to such conditions or may be waived by the Company, in whole or in part, in its sole discretion, whether or not any other condition of the exchange offer also is waived. The Company has not made a decision as to what circumstances would lead it to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by the Company concerning the events described in this section shall be final and binding upon all holders.

Although the Company has no present plans or arrangements to do so, the Company reserves the right to amend, at any time, the terms of the exchange offer. The Company will give holders notice of such amendments as may be required by applicable law.

Depositary and Exchange Agent

Global Bondholder Services Corporation has been appointed as the depositary and exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of the outstanding notes participating in the exchange offer, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the depositary and exchange agent at the address and telephone number set forth on the back cover of this offering circular. We will pay Global Bondholder Services Corporation reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

Information Agent

Global Bondholder Services Corporation has been appointed as the information agent for the exchange offer. Questions concerning tender procedures and requests for additional copies of this offering circular or the Letter of Transmittal should be directed to the information agent at the address and telephone number set forth on the back cover of this offering circular. Holders of the outstanding notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offer. We will pay the information agent reasonable and customary fees for its services and will reimburse it for its reasonable out-ofpocket expenses in connection therewith.

Other Fees and Expenses

We will bear the expenses of soliciting tenders of the outstanding notes. The principal solicitation of eligible institutional holders is being made by mail. However, where permitted by applicable law, additional solicitations may be made by facsimile transmission, telephone or in person by our officers and other employees and our affiliates.

If a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of the outstanding notes in the exchange offer unless you instruct us to register new notes in the name of, or request that the outstanding notes not tendered or accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Compliance with “Short-Tendering” Rule

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender for exchange the outstanding notes for such person’s own account unless the person so tendering the outstanding notes:

•	has a net long position equal to or greater than the aggregate principal amount of the outstanding notes being tendered for exchange; and

•	will cause such outstanding notes to be delivered in accordance with the terms of the exchange offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of the outstanding notes in the exchange offer under any of the procedures described above will constitute a binding agreement between us and the tendering holder with respect to the exchange offer upon the terms and subject to the conditions of the exchange offer, including the tendering holder’s acceptance of the terms and conditions of the exchange offer, as well as the tendering holder’s representation and warranty that such holder has a net long position in the outstanding notes being tendered pursuant to the exchange offer within the meaning of Rule 14e-4 under the Exchange Act and the tender of such outstanding notes complies with Rule 14e-4.

Recommendation of the Board of Directors

Neither we nor our board of directors is making any recommendation regarding whether you should tender your outstanding notes for exchange and accept the new notes offered in the exchange offer. You must make your own determination as to whether to tender your outstanding notes for exchange.

Solicitation

The exchange offer is being made by us in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) thereof. We therefore will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the outstanding notes. We have not retained any dealer manager or other agent to solicit tenders with respect to the exchange offer. The information agent will mail solicitation materials on our behalf. Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of us and our subsidiaries.

DESCRIPTION OF THE NEW NOTES

We will issue the new notes under the subordinated indenture dated September 10, 2002 between Zions Bancorporation and The Bank of New York Mellon Trust Company, N.A., as successor trustee to J.P. Morgan Trust Company, National Association, as trustee. Because this section is a summary, it does not describe every aspect of the outstanding notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the subordinated indenture. In this section, references to “Zions,” “we,” “us” and “our” refer solely to Zions Bancorporation and not its subsidiaries.

New 6.00% Notes

The new 6.00% notes will be our unsecured subordinated obligations. The new 6.00% notes will be limited to the aggregate principal amount of the outstanding 6.00% notes that are validly tendered. However, the subordinated indenture allows us to “reopen” this series of notes and issue additional notes of this series without your consent and without notifying you.

The new 6.00% notes will bear interest at the rate of 6.00% per year. We will pay interest semi-annually on March 15 and September 15 of each year, beginning September 15, 2009, until the principal is paid or made available for payment. Interest will be paid to the person in whose name the new 6.00% note is registered at the close of business on the preceding March 1 or September 1, as the case may be. Interest will be calculated on a pro rata basis using a 30-day month and a 360-day year. Payment of the full principal amount of the new 6.00% notes will be due on September 15, 2015.

If you exchange your outstanding 6.00% notes for the new 6.00% notes, your first interest period will be deemed to have began on March 16, 2009 and will end on and include September 15, 2009.

For the new 6.00% notes, a business day is a day other than a Saturday, a Sunday or any other day on which banking institutions in Houston, Texas, New York City or Salt Lake City, Utah, generally are authorized or required by law or executive order to close.

New 5.65% Notes

The new 5.65% notes will be our unsecured subordinated obligations. The new 5.65% notes will initially be limited to the aggregate principal amount of the outstanding 5.65% notes that are validly tendered. However, the subordinated indenture allows us to “reopen” this series of notes and issue additional notes of this series without your consent and without notifying you.

The new 5.65% notes will bear interest at the rate of 5.65% per year. We will pay interest semiannually on May 15 and November 15 of each year, beginning November 15, 2009, until the principal is paid or made available for payment. Interest will be paid to the person in whose name the new 5.65% note is registered at the close of business on the preceding May 1 or November 1, as the case may be. Interest will be calculated on a pro rata basis using a 30-day month and a 360-day year. Payment of the full principal amount of the new 5.65% notes will be due on May 15, 2014.

If you exchange your outstanding 5.65% notes for the new 5.65% notes, your first interest period will be deemed to have began on May 16, 2009 and will end on and include November 15, 2009.

For the new 5.65% notes, a business day is a day other than a Saturday, a Sunday or any other day on which banking institutions in Salt Lake City, Utah, San Francisco, California or New York City generally are authorized or required by law or executive order to close.

New 5.50% Notes

The new 5.50% notes will be our unsecured subordinated obligations. The new 5.50% notes will be limited to the aggregate principal amount of the outstanding 5.50% notes that are validly tendered. However, the subordinated indenture allows us to “reopen” this series of notes and issue additional notes of this series without your consent and without notifying you.

The new 5.50% notes will bear interest at the rate of 5.50% per year. We will pay interest semi-annually on May 16 and November 16 of each year, beginning November 16, 2009, until the principal is paid or made available for payment. Interest will be paid to the person in whose name the new 5.50% note is registered at the close of business on the preceding May 2 or November 2, as the case may be. Interest will be calculated on a pro rata basis using a 30-day month and a 360-day year. Payment of the full principal amount of the new 5.50% notes will be due on November 16, 2015.

If you exchange your outstanding 5.50% notes for the new 5.50% notes, your first interest period will be deemed to have began on May 17, 2009 and will end on and include November 16, 2009.

For new 5.50% notes, a business day is a day other than a Saturday, a Sunday or any other day on which banking institutions in Salt Lake City, Utah, San Francisco, California or New York City generally are authorized or required by law or executive order to close.

General

The new notes will be structurally subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, of our subsidiaries. This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and thus the right of the holders of the new notes to participate in those assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors.

The new notes will constitute part of our subordinated debt and will be subordinated and junior in right of payment to all of our “senior indebtedness”, as defined below under “—Subordination of the New Notes.” The new notes are also effectively subordinated to all existing and future debt and all other liabilities of our subsidiaries and, upon the occurrence of certain events of insolvency, are subordinated to the prior payment in full of our general obligations owed to our creditors. See “—Subordination of the New Notes.”

On each interest payment date, we will pay interest for the period commencing on and including the immediately preceding interest payment date and ending on and including the next day preceding that interest payment date. We refer to this period as an “interest period.”

In the event that an interest payment date is not a business day, we will pay interest on the next day that is a business day with respect to that series, with the same force and effect as if made on the interest payment date, and without any interest or other payment with respect to the delay. If the date of maturity falls on a day that is not a business day, the payment of principal and interest, if any, will be made on the next succeeding business day and no interest will accrue for the period from and after such date of maturity.

We will not have the option to redeem the new notes.

There are no sinking funds for the new notes.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The new notes will be issued:

•	only in fully registered form,

•	without interest coupons, and

•	in denominations of $1,000 and integral multiples of $1,000.

The new notes will be evidenced by a global note which will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The global note will not be registered in the name of any person, or exchanged for new notes that are registered in the name of any person, other than DTC or its nominee, unless one of the following occurs:

•

DTC notifies us that it is unwilling or unable to continue acting as the depositary and exchange agent for the global note or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary and exchange agent;

•	we order in our sole discretion that such new notes will be transferable, registrable and exchangeable; or

•	an event of default with respect to the new notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot get new notes registered in your name if they are represented by the global note;

•	you cannot receive certificated (physical) new notes in exchange for your beneficial interest in the global note;

•	you will not be considered to be the owner or holder of the global note or any new notes it represents for any purpose; and

•	all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

Only institutions (such as a securities broker or dealer) that have accounts with DTC or its nominee (called “participants”) and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearing-house (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

We will make cash payments of interest on and principal of the global note to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

We have been informed that, with respect to any cash payment of interest on or principal of the global note, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the new notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in new notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We also understand that neither DTC nor Cede will consent or vote with respect to the new notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose accounts the new notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

DTC has advised us that it will take any action permitted to be taken by a holder of new notes (including the presentation of new notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the new notes represented by the global note as to which such participant has, or participants have, given such direction.

DTC has also advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC’s or any participants’ records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Mergers and Sales of Assets by Zions

We are permitted to merge or consolidate with another corporation or other entity. We are also permitted to sell our assets substantially as an entirety to another corporation or other entity. However, we may not take any of these actions unless all of the following conditions are met:

•

if we are not the successor entity, the person formed by the consolidation or into or with which we merge or the person to which our properties and assets are conveyed, transferred or leased is a corporation organized and existing under the laws of the United States, any state or the District of Columbia and expressly assumes the due and punctual payment of the principal of and interest and any premium on the new notes and the performance of our other covenants under the subordinated indenture;

•

immediately after giving effect to that transaction, no default or event of default, and no event which, after notice or lapse of time or both, would become a default or an event of default, has occurred and is continuing; and

•	an officer’s certificate and legal opinion relating to these conditions are delivered to the trustee.

If the conditions described above are satisfied, we will not need to obtain the approval of the holders of each series of the new notes in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merger or consolidate with another entity or sell our assets substantially as an entirety to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of us but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

Also, if we merge, consolidate or sell our assets substantially as an entirety and the successor is a non-U.S. entity, neither we nor any successor would have any obligation to compensate you for any resulting adverse tax consequences relating to your new notes.

Defeasance and Covenant Defeasance

The provisions for full defeasance and covenant defeasance described below apply to the new notes.

Full Defeasance. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on any series of new notes. This is called full defeasance. For us to do so, each of the following must occur:

•

we must deposit in trust for the benefit of all holders of new notes of the applicable series a combination of money and U.S. government or U.S. government agency notes or bonds that, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, will generate enough cash to make interest, principal and any other payments on the new notes of the applicable series on their various due dates;

•

there must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing the holders to recognize gain or loss for federal income tax purposes as a result of such deposit and full defeasance to be effected with respect to such series of new notes or be taxed on the new notes of the applicable series any differently than if such deposit and full defeasance were not to occur;

•	we must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above;

•	we must confirm that the new notes of the applicable series, if listed on any securities exchange, will be delisted as a result of depositing such amount in trust;

•

no default or event of default, as defined below and as applicable under the subordinated indenture, shall have occurred and be continuing at the time of such deposit or, with regard to an event of default relating to certain events of bankruptcy, insolvency, reorganization or the appointment of a receiver by us or any major constituent bank, on the date of the deposit referred to above or during the 90 days after that date;

•

such defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all securities are in default within the meaning of the Trust Indenture Act;

•	such defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument by which we are bound;

•

such defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered or exempt from registration thereunder;

•

no event or condition may exist that, under the provisions described under “—Subordination of the New Notes,” would prevent us from making payments of interest, principal and any other payments on the new notes of the applicable series on the date of the deposit referred to above or during the 90 days after that date; and

•

we must deliver to the trustee an officers’ certificate and a legal opinion of our counsel confirming that all conditions precedent with respect to such defeasance described above have been complied with.

If we ever fully defease your new notes, you will have to rely solely on the trust deposit for payments on your new notes. You could not look to us for payment in the event of any shortfall.

Covenant Defeasance. Under current U.S. federal tax law, we can make the same type of deposit described above and be released from certain covenants relating to the new notes of the applicable series as provided for in the subordinated indenture. This is called covenant defeasance. In that event, you would lose the protection of those covenants. You would be released from the subordination provisions on your new notes described under “—Subordination of the New Notes.” In order to achieve covenant defeasance for any series of new notes, we must satisfy substantially the same conditions specified above for full defeasance, except with regard to the second bullet point above, which for covenant defeasance requires only a legal opinion of our counsel delivered to the trustee confirming that the holders of such securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance to be effected with respect to such securities or be taxed on those debt securities any differently than if such deposit and covenant defeasance were not to occur.

If we accomplish covenant defeasance with regard to your new notes, the following provisions, among others, of the subordinated indenture and your new notes would no longer apply:

•	the events of default resulting from a breach of covenants, described below under “—Events of Default and Defaults”; and

•	the subordination provisions described under “—Subordination of the New Notes.”

If we accomplish covenant defeasance on your new notes, you can still look to us for repayment of your new notes in the event of any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, such as our bankruptcy, and your new note became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Events of Default and Defaults

Under the subordinated indenture, our filing for bankruptcy and the occurrence of certain other events of bankruptcy, insolvency or reorganization relating to us or any major constituent bank are defined as “events of default.”

Under the subordinated indenture, the following are defined as defaults:

•	failure to pay principal of or any premium on any new notes of the applicable series when due;

•	failure to pay any interest on any new notes of the applicable series when due and that default continues for 30 days;

•

failure to perform any other covenant in the subordinated indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding new notes of the applicable series; and

•	any event of default.

If an event of default occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding new notes of the applicable series may accelerate the maturity of all such series of new notes. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding new notes of the applicable series may, under circumstances set forth in the subordinated indenture, rescind the acceleration if we have deposited monies on account of certain overdue amounts with the trustee.

If a default occurs that is not also an event of default, neither the trustee nor the holders may act to accelerate the maturity of the new notes of the applicable series. However, if a default occurs, the trustee may proceed to enforce any covenant and other rights of the holders of the new notes of the applicable series. Furthermore, if the default relates to our failure to make any payment of interest due and payable and such default continues for 30 days or such default is made in the payment of the principal or any premium at its maturity, then the trustee may demand payment of the amounts then due and payable and may proceed to prosecute any failure on our part to make such payments.

Subject to the provisions of the subordinated indenture relating to the duties of the trustee, in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the subordinated indenture at the request or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding new notes of the applicable series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

Before you may take any action to institute any proceeding relating to the subordinated indenture, or to appoint a receiver or a trustee, or for any other remedy, each of the following must occur:

•	you must have given the trustee written notice of a continuing event of default or defaults;

•

the holders of at least 25% of the aggregate principal amount of all outstanding new notes of the applicable series must make a written request of the trustee to take action because of the default and must have offered reasonable indemnification to the trustee against the cost, liabilities and expenses of taking such action;

•	the trustee must not have taken action for 60 days after receipt of such notice and offer of indemnification; and

•	no contrary notice must have been given to the trustee during such 60-day period by the holders of a majority in principal amount of the new notes of the applicable series.

These limitations do not apply to a suit for the enforcement of payment of the principal of or any premium or interest on a new notes of the applicable series on or after the due dates for such payments.

We will furnish to the trustee annually a statement as to our performance of our obligations under the subordinated indenture and as to any default in performance.

Subordination of the New Notes

The new notes are subordinated in right of payment to the prior payment in full of all of our senior indebtedness. This means that, in certain circumstances where we may not be making payments on all of our debt obligations as they become due, the holders of all of our senior indebtedness will be entitled to receive payment in full of all amounts that are due or will become due on their debt securities before the holders of the new notes will be entitled to receive any amounts under the new notes. These circumstances include when we make a payment or distribute assets to creditors upon our liquidation, dissolution, winding up or reorganization.

These subordination provisions mean that if we are insolvent, a direct holder of our senior indebtedness may ultimately receive out of our assets more than a direct holder of the same amount of new notes, and our creditor that is owed a specific amount may ultimately receive more than a direct holder of the same amount of new notes. The subordinated indenture does not limit our ability to incur senior indebtedness or general obligations, including indebtedness ranking equally with the new notes.

The subordinated indenture provides that, unless all principal of and any premium or interest on senior indebtedness has been paid in full, no payment or other distribution may be made in respect of any new notes in the following circumstances:

•

in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for the benefit of creditors or other similar proceedings or events involving us or our assets;

•

(a) in the event and during the continuation of any default in the payment of principal of or premium or interest on any senior indebtedness beyond any applicable grace period or (b) in the event that any judicial proceeding is pending with respect to any such default; or

•	in the event that any of the series of new notes have been declared due and payable before their stated maturity.

If the trustee or any holders of any new notes receive any payment or distribution that is prohibited under the subordination provisions, and if this fact is made known to the trustee or holders at or prior to the time of such payment or distribution, then the trustee or the holders will have to repay that money to us.

Further, in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for the benefit of creditors or other similar proceedings or events involving us or our assets, any creditors in respect of general obligations (as defined below) will be entitled to receive payment in full of all amounts due or to become due on or in respect of such general obligations after payment in full to the holders of senior indebtedness, before any amount is made available for payment or distribution to the holders of the new notes. However, upon the occurrence of a termination event (as defined below), such subordination to the creditors in respect of general obligations will become null and void and have no further effect.

Even if the subordination provisions prevent us from making any payment when due on the new notes, we will be in default on our obligations under each series of the new notes if we do not make the payments when due. This means that the trustee and the applicable holders of new notes can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

The subordinated indenture allows the holders of senior indebtedness to obtain a court order requiring us and any holder of new notes to comply with the subordination provisions.

The subordinated indenture defines “senior indebtedness” as:

•

the principal of, and any premium and interest on, all of our indebtedness for purchased or borrowed money, whether or not evidenced by securities, notes, debentures, bonds or other similar instruments issued by us;

•	all our capital lease obligations;

•

all our obligations issued or assumed as the deferred purchase price of property, all our conditional sale obligations and all our obligations under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business;

•	all our obligations in respect of any letters of credit, bankers acceptance, security purchase facilities and similar credit transactions;

•

all our obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the type referred to in the bullets above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

•	all obligations of the type referred to in the bullets above of other persons secured by any lien on any of our properties or assets whether or not we assume such obligation; and

•	any deferrals, renewals or extensions of any such senior indebtedness.

However, “senior indebtedness” does not include:

•	the new notes;

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the new notes; and

•

any indebtedness between or among us and our affiliates, including all other debt securities and guarantees in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with us which is a financing vehicle of ours in connection with the issuance by such financing vehicle of capital securities or other securities guaranteed by us pursuant to an instrument that ranks on an equal basis with or junior in respect of payment to the new notes.

As of March 31, 2009, the aggregate amount of our outstanding senior indebtedness and general obligations was approximately $1.0 billion and the aggregate amount of our outstanding subordinated debt, including debt issued by us to financing trust subsidiaries that have issued trust preferred securities and including our subordinated guarantee of a subsidiary’s debt, was approximately $1.7 billion. In addition, as of that date, the aggregate amount of all debt and other liabilities of our subsidiaries, other than the trust preferred securities and guaranteed debt referred to above, was approximately $46.1 billion.

The subordinated indenture defines “general obligations” as all our obligations to make payment on account of claims of general creditors, other than:

•	obligations on account of senior indebtedness; and

•	obligations on account of the new notes and indebtedness for money borrowed ranking on an equal basis with or junior to the new notes;

However, if the Federal Reserve (or other federal banking supervisor that is at the time of determination our primary federal banking supervisor) promulgates any rule or issues any interpretation defining or describing the term “general creditor” or “general creditors” or “senior indebtedness” for purposes of its criteria for the inclusion of subordinated debt of a bank holding company in capital, or otherwise defining or describing the obligations to which subordinated debt of a bank holding company must be subordinated to be included in capital, to include any obligations not included in the definition of “senior indebtedness” as described above, the term “general obligations” will mean such obligations as defined or described in the first such rule or interpretation, other than obligations described in the two bullet points above.

“Termination event” means the promulgation of any rule or regulation or the issuance of any interpretation of the Federal Reserve (or other federal banking supervisor that is at the time of determination our primary federal banking supervisor) that:

•

defines or describes the terms “general creditor” or “general creditors” or “senior indebtedness” for purposes of its criteria for the inclusion of subordinated debt of a bank holding company in capital, or otherwise defines or describes the obligations to which subordinated debt of a bank holding company must be subordinated for the debt to be included in capital, to include no obligations other than those covered by the definition of “senior indebtedness” without regard to any of our other obligations;

•	permits us to include the new notes of the applicable series in our capital if they were subordinated in right of payment to the senior indebtedness without regard to any of our other obligations;

•

otherwise eliminates the requirement that subordinated debt of a bank holding company and its subsidiaries must be subordinated in right of payment to the claims of its general creditors in order to be included in capital; or

•	causes the new notes to be excluded from capital notwithstanding the provisions of the subordinated indenture.

Termination event also means any event that results in our not being subject to capital requirements under the rules, regulations or interpretations of the Federal Reserve (or other federal banking supervisor).

Modification and Waiver

Certain limited modifications of the subordinated indenture may be made without the necessity of obtaining the consent of the holders of each series of new notes. Other modifications and amendments of the subordinated indenture may be made with the consent of the holders of 66 2/3% in principal amount outstanding of each applicable series of the new notes. However, a modification or amendment requires the consent of the holder of each outstanding new note affected if it would:

•	change the stated maturity of the principal or interest of a new note;

•	reduce the principal amounts of, any premium or interest on, any new notes;

•	change the place or currency of payment on a new note;

•	impair the right to institute suit for the enforcement of any payment on any new notes;

•	reduce the percentage of holders whose consent is needed to modify or amend the subordinated indenture;

•	reduce the percentage of holders whose consent is needed to waive compliance with certain provisions of the subordinated indenture or to waive certain defaults;

•	modify the provisions with respect to subordination of the new notes in a manner adverse to the holders of any series of the new notes; or

•	modify the provisions dealing with modification and waiver of the subordinated indenture.

The holders of 66 2/3% in principal amount of the outstanding series of any new notes may, on behalf of the holders of all such series new notes, waive compliance by us with certain restrictive provisions of the subordinated indenture. The holders of a majority in principal amount of the outstanding series of new notes may, on behalf of the holders of all such series of notes, waive any past default, except a default in the payment of principal or interest, and defaults in respect of a covenant or provision which cannot be modified or amended without the consent of each holder of each outstanding series of new notes affected.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the outstanding new notes of the applicable series that are entitled to take any action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders, such action may be taken only by persons who are holders of outstanding new notes of the applicable series on the record date and must be taken within 180 days following the record date or such other period as we may specify (or as the trustee may specify, if it set the record date). This period may be shortened or lengthened (but not beyond 180 days) from time to time.

Notices

We will give notice to holders of the new notes by mail to the addresses of the holders as they appear in the security register. Notices will be deemed to have been given on the date of mailing.

Special Rules for Action by Holders

When holders take any action under the subordinated indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules.

Only Outstanding New Notes Are Eligible

Only holders of outstanding new notes of the applicable series will be eligible to participate in any action by holders of new notes of that series. Also, we will count only outstanding new notes in determining whether the various percentage requirements for taking action have been met. For these purposes, a new note will not be “outstanding”:

•	if it has been surrendered for cancellation;

•	if we have deposited or set aside, in trust for its holder, money for its payment or redemption;

•	if we have fully defeased it as described above under “—Defeasance and Covenant Defeasance—Full Defeasance”; or

•	if we or one of our affiliates, such as Zions Direct, Inc., is the beneficial owner.

Eligible Principal Amount of New Notes

For new notes, we will use the principal amount that would be due and payable on the action date if the maturity of the debt security were accelerated to that date because of a default.

The Trustee

The trustee for the holders of notes issued under the subordinated indenture will be The Bank of New York Mellon Trust Company, N.A. If an event of default occurs, and is not cured, the trustee will be required to use the degree of care of a prudent person in the conduct of his or her own affairs in the exercise of its powers. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the subordinated indenture at the request of any holders of new notes, unless they have offered to the trustee reasonable security or indemnity.

The Bank of New York Mellon Trust Company, N.A. is the trustee under other indentures pursuant to which we issue debt. Pursuant to the Trust Indenture Act, if a default occurs with respect to the securities of any series, the trustee will be required to eliminate any conflicting interest as defined in the Trust Indenture Act or resign as trustee with respect to the securities of that series within 90 days of such default, unless such default were cured, duly waived or otherwise eliminated.

Conversion Agent

The Bank of New York Mellon Trust Company, N.A. will act as the conversion agent for the outstanding notes.

DESCRIPTION OF THE OUTSTANDING NOTES

The outstanding notes were issued under the subordinated indenture dated September 10, 2002 between Zions Bancorporation and The Bank of New York Mellon Trust Company, N.A., as successor trustee to J.P. Morgan Trust Company, National Association, as trustee. As described below, the subordinated indenture will be supplemented by a supplemental indenture which we intend to enter into following the completion of the exchange offer. Because this section is a summary, it does not describe every aspect of the outstanding notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the subordinated indenture, as supplemented by the supplemental indenture. In this section, references to “Zions”, “we”, “us” and “our” refer solely to Zions Bancorporation and not its subsidiaries.

General; Form, Denomination, Transfer, Exchange and Book-Entry Procedures; Mergers and Sales of Assets by Zions; Events of Default and Defaults; Subordination of the Outstanding Notes; Modification and Waiver; Notices; Replacement of Notes; The Trustee

Except as described below, each series of the outstanding notes is identical to, and will be issued under the same subordinated indenture as, the equivalent series of new notes described above.

Conversion Feature

Unless we have previously repurchased the outstanding notes, holders who do not tender their outstanding notes will have the right on July 22, 2009, and on each interest payment date with respect to such series thereafter, to convert their outstanding notes (in denominations of $1,000 or multiples of $1,000) into $1,000 liquidation preference of depositary shares (or 40 depositary shares) representing, at their option, either shares of our Series A Preferred Stock or Series C Preferred Stock.

Each $1,000 of aggregate principal amount of the outstanding notes will be convertible into 40 depositary shares, or such other number as shall be the equivalent of $1,000 in liquidation preference. No other adjustments will be made to the conversion ratio for any other events, including events such as the issuance of additional depositary shares, which results in dilution of the underlying preferred stock.

The right of conversion attaching to any outstanding note may be exercised by the holder by delivering the outstanding notes at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion, together with any funds that may be required, no later than 5:00 p.m. New York City time on the day that is at least 20 business days prior to the interest payment date as of which the holder wishes the conversion to become effective (or July 10, 2009, with respect to a conversion to be effective on July 22, 2009). Such notice of conversion can be obtained from the trustee.

Converting holders will be entitled to receive accrued but unpaid interest for the interest period ending on the interest payment date on which the conversion is to be effective. However, holders who elect to convert their outstanding notes effective July 22, 2009 will be deemed to have forfeited and will not be paid accrued interest through but not including such date. Depositary shares which are issued upon conversion to such holder will be entitled to receive dividends for the then current dividend period, if declared by our board or directors, only if such holder is the holder of record on the applicable record date.

Beneficial owners of interests in a global note may exercise their right of conversion by delivering to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. The conversion date will be the next preceding interest payment date that is at least 20 business days from the date on which the outstanding note and the duly signed and completed notice of conversion as described above shall have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of depositary shares on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the depositary shares in a name other than the holder of the outstanding note. Interests in the depositary shares will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

DESCRIPTION OF OUR CAPITAL STOCK

Please note that in this section entitled “Description of Our Capital Stock,” references to “Zions,” “we,” “our” and “us” refer only to Zions Bancorporation and not to its consolidated subsidiaries. Also, in this section, references to “holders” mean those who own shares of our capital stock, registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in shares registered in street name or in shares issued in book-entry form through one or more depositaries.

The following summary description of our capital stock is based on the provisions of our restated articles of incorporation, as amended, or articles of incorporation, and restated bylaws, or bylaws, and the applicable provisions of the Utah Revised Business Corporation Act, or the UBCA. This description is not complete and is subject to, and is qualified in its entirety by reference to our articles of incorporation, bylaws and the applicable provisions of the UBCA. For information on how to obtain copies of our articles of incorporation and bylaws, see “Where You Can Find More Information.”

Authorized Capital

Our articles of incorporation authorize us to issue 353,000,000 shares of capital stock, without par value, of which:

•	350,000,000 shares are designated as common stock, approximately 115,297,366 shares of which were outstanding as of April 30, 2009;

•	3,000,000 shares are designated as preferred stock;

•	240,000 shares of which are designated as Series A Preferred Stock, all of which were issued and outstanding as of the date of this offering circular;

•	150,000 shares of which are designated as Series C Preferred, 46,949.275 of which were issued and outstanding as of the date of this offering circular; and

•	1,400,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series D, all of which were issued and outstanding as of the date of this offering circular,

in each case of the preferred stock, with a liquidation preference of $1,000 per share of preferred stock. As discussed above under “Summary—Recent Developments” on June 1, 2009, we commenced a modified “Dutch auction” tender offer for up to 4,000,000 depositary shares each representing a 1/40th ownership interest in a share of our Series A Floating-Rate Non-Cumulative Perpetual Preferred Stock. Unless extended or terminated, the preferred stock tender offer will expire at 11:59 p.m. on June 26, 2009. Accordingly, the number of shares of Series A Preferred Stock outstanding after the expiration date may be lower than the number outstanding as of the date of this offering circular.

We may issue preferred stock from time to time in one or more series, without shareholder approval, when authorized by our board of directors. Upon issuance of a particular series of preferred stock, our board of directors is authorized to specify:

•	the number of shares to be included in the series;

•	the annual dividend rate for the series and any restrictions or conditions on the payment of dividends;

•	the redemption price, if any, and the terms and conditions of redemptions;

•	any sinking fund provisions for the purchase or redemption of the series;

•	if the series is convertible, the terms and conditions of conversion;

•	the amounts payable to holders upon our liquidation, dissolution or winding up; and

•	any other rights, preferences and limitations relating to the series.

The board’s ability to authorize, without shareholder approval, the issuance of preferred stock with conversion and other rights may adversely affect the rights of holders of our common stock or other series of preferred stock that may be outstanding.

DESCRIPTION OF SERIES A PREFERRED STOCK

Zions First National Bank, our wholly-owned subsidiary, is the depositary, and as such, is the sole holder of the Series A Preferred Stock, as described under “Description of Depositary Shares” below, and all references in this offering circular to the holders of the Series A Preferred Stock means the depositary. However, the holders of depositary shares are entitled, through the depositary, to exercise the rights and preferences of the holders of the Series A Preferred Stock, as described under “Description of Depositary Shares”.

This offering circular summarizes specific terms and provisions of the Series A Preferred Stock. The following summary of the terms and provisions of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our Restated Articles of Incorporation, as amended, which we refer to throughout this offering circular as the articles of incorporation, our bylaws, the applicable provisions of the Utah Revised Business Corporation Act, or the UBCA, and the Articles of Amendment creating the Series A Preferred Stock.

General

The Series A Preferred Stock is a single series of authorized preferred stock consisting of 240,000 shares. We may from time to time, without notice to or the consent of holders of the Series A Preferred Stock, issue additional shares of preferred stock, including additional shares of Series A Preferred Stock. We will, upon any notice of conversion of outstanding notes for depositary shares representing shares of Series A Preferred Stock and prior to the issuance of such depositary shares, take such actions as are required to increase the authorized number of Series A Preferred Stock to meet our conversion obligations.

We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (i.e., after taking account of all indebtedness and other non-equity claims). Holders of Series A Preferred Stock do not have preemptive or subscription rights to acquire more capital stock of Zions.

The Series A Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of Zions. The Series A Preferred Stock has no stated maturity and is not subject to any sinking fund or other obligation of Zions to redeem or repurchase the Series A Preferred Stock.

Ranking

Shares of the Series A Preferred Stock rank senior to our common stock, equally with our Series C Preferred Stock, equally with our Series D Preferred Stock and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series A Preferred Stock, Series C Preferred Stock and any other class or series whose vote is required) with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up.

During any dividend period, so long as any share of Series A Preferred Stock remains outstanding, unless the full dividends for the then-current dividend period on all outstanding shares of Series A Preferred Stock have been paid, or declared and funds set aside therefor, and we are not in default on our obligations to redeem any shares of Series A Preferred Stock that have been called for redemption:

•

no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior stock (other than a dividend payable solely in junior stock);

•

no shares of junior stock will be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock) nor will any monies be paid to or made available for a sinking fund for the redemption of any such shares by us; and

•

no shares of parity stock will be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such parity stock, except by conversion into or exchange for junior stock.

As used in this offering circular, “junior stock” means our common stock and any other class or series of stock of Zions hereafter authorized and issued over which Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of Zions.

On any dividend payment date for which dividends are not paid in full on the shares of Series A Preferred Stock and any parity stock, all dividends declared on shares of Series A Preferred Stock and any parity stock for payment on such dividend payment date will be declared on a proportionate basis.

As used in this offering circular, “parity stock” means any other class or series of stock of Zions that ranks on par with the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of Zions.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors or a duly authorized committee of the board may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock will not be entitled to participate in any such dividend.

Dividends

Dividends on shares of the Series A Preferred Stock are not mandatory. Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors or a duly authorized committee of the board, out of assets legally available for the payment of dividends under the UBCA, non-cumulative cash dividends. These dividends are payable at a rate per annum equal to the greater of (1) 0.520% above three-month LIBOR (as described below) on the related LIBOR determination date (as described below) or (2) 4.000%, applied to the $1,000 liquidation preference per share (equivalent to $25 per depositary share) and are paid, if declared, quarterly in arrears on the 15th day of March, June, September and December of each year commencing March 15, 2007. Each such date is referred to as a dividend payment date.

Dividends are payable to holders of record of Series A Preferred Stock as they appear on our books on the applicable record date, which is the March 1, June 1, September 1 and December 1 immediately preceding the respective dividend payment date. The corresponding record dates for the depositary shares is the same as the record dates for the Series A Preferred Stock.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period commences on and includes the original issue date of the Series A Preferred Stock. Dividends payable on the Series A Preferred Stock are computed on the basis of a 360-day year and the actual number of days elapsed in the dividend period. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date is the next succeeding business day and no interest accrues on the postponed amount from the original due date to the next day that is a business day.

Dividends on the shares of Series A Preferred Stock are calculated from the original issue date, which is December 7, 2006. If additional shares of Series A Preferred stock are issued at a future date:

•	if the date is a dividend payment date, the dividends on such additional shares will be calculated from such date; and

•

if the date is not a dividend payment date, the dividends on such additional shares will be calculated from the most recent dividend payment date preceding the date on which such additional shares of Series A Preferred Stock were issued.

The amount of dividends payable per share of Series A Preferred Stock on each dividend payment date is calculated by multiplying the per annum dividend rate in effect for that dividend period by a fraction, the numerator of which is the actual number of days in that dividend period and the denominator of which is 360, and multiplying the rate obtained by $1,000.

For any dividend period, three-month LIBOR is determined by the calculation agent on the second London business day immediately preceding the first day of such dividend period in the following manner:

•

Three-month LIBOR is the offered rate per annum for three-month deposits in U.S. dollars, beginning on the first day of such period, as that rate appears on Reuters LIBOR01 as of 11:00 a.m., London time, on the second London business day immediately preceding the first day of such dividend period.

•

If Reuters LIBOR01 does not include the rate described above or is unavailable on such date, the calculation agent will request the principal London office of each of four major banks in the London interbank market, as selected by the calculation agent, to provide the bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on the determination date, to prime banks in the London interbank market for deposits in a representative amount (as defined below) in U.S. dollars for a three-month period beginning on the first day of the applicable dividend period. If at least two offered quotations are so provided, LIBOR for the dividend period will be the arithmetic mean of those quotations.

•

If fewer than two quotations are so provided, the calculation agent will request each of three major banks in New York City, as selected by the calculation agent, to provide that bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on the determination date, for loans in a representative amount in U.S. dollars to leading European banks for a three-month period beginning on the first day of the applicable dividend period. If at least two rates are so provided, LIBOR for the dividend period will be the arithmetic means of those rates.

•	If fewer than two rates are so provided, then LIBOR for the dividend period will be LIBOR in effect with respect to the immediately preceding dividend period.

The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any dividend period, is on file at our principal office, is available to any holder of Series A Preferred Stock upon request and is final and binding in the absence of manifest error.

In this subsection, we use several terms that have special meanings relevant to calculating three-month LIBOR. We define these terms as follows:

“Determination date” with respect to a dividend period is the second London business day preceding the first day of such dividend period.

“Representative amount” means an amount that, in the calculation agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

“Business day” means any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in Salt Lake City, Utah or New York City generally are authorized or required by law or executive order to close.

“London business day” means any day in which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Reuters LIBOR01 Page” means the display designated on page LIBOR01 on Reuters Page (or such other page as may replace the LIBOR01 page on such service).

Dividends on shares of Series A Preferred Stock are not cumulative. Accordingly, if the board of directors or a duly authorized committee of the board does not declare a dividend on the Series A Preferred Stock for any dividend period, such dividend will not accrue or be payable, and we will have no obligation to pay dividends for such dividend period, whether or not dividends on the Series A Preferred Stock are declared for any future dividend period.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of Zions, holders of the Series A Preferred Stock are entitled to receive out of assets of Zions available for distribution to shareholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series A Preferred Stock, before any distribution of assets is made to holders of common stock or of any of our other shares of junior stock, a liquidating distribution in the amount of the liquidation preference of $1,000 per share (equivalent to $25 per depositary share) plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series A Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution.

In any such distribution, if the assets of Zions are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Series A Preferred Stock and all holders of any other shares of parity stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of all parity stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series A Preferred Stock and any other shares of parity stock, the holders of our junior stock will be entitled to receive all remaining assets of Zions according to their respective rights and preferences.

For purposes of this section, the merger or consolidation of Zions with any other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of Zions for cash, securities or other property, will not constitute a liquidation, dissolution or winding up of Zions.

Redemption

The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The Series A Preferred Stock is not redeemable prior to December 15, 2011. On and after that date, the Series A Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series A Preferred Stock will have no right to require the redemption or repurchase of the Series A Preferred Stock.

If shares of the Series A Preferred Stock are to be redeemed, the notice of redemption will be given by first class mail to the holders of record of the Series A Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption (provided that, if the depositary shares representing the Series A Preferred Stock are held in book-entry form through DTC, we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;

•	the number of shares of the Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;

•	the redemption price;

•	the place or places where the certificates evidencing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

If notice of redemption of any shares of Series A Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, on and after the redemption date, (1) declared but unpaid dividends will cease to accrue on such shares of Series A Preferred Stock, (2) such shares of Series A Preferred Stock will no longer be deemed outstanding and (3) all rights of the holders of such shares will terminate, except the right to receive the redemption price. See “Description of Depositary Shares” below for information about redemption of the depositary shares relating to our Series A Preferred Stock.

In case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares to be redeemed will be selected either pro rata or in such other manner as we may determine to be fair and equitable.

Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Series A Preferred Stock is subject to prior approval of the Federal Reserve. In addition, we may be required to obtain a consent from the United States Department of Treasury under the securities purchase agreement entered into in connection with the CPP prior to repurchasing or redeeming the Series A Preferred Stock.

Voting Rights

Except as provided below, the holders of the Series A Preferred Stock have no voting rights.

Right to Elect Two Directors Upon Non-Payment of Dividends

If and whenever dividends on any shares of the Series A Preferred Stock or any other class or series of voting parity stock (as defined below) have not been declared and paid in an aggregate amount at least equal, as to any such class or series, to the amount of dividends payable on such class and series at its stated dividend rate for a period of six dividend periods, whether or not for consecutive dividend periods (a “Nonpayment”), the number of directors then constituting our board will be increased by two. Holders of all classes and series of any voting parity stock as to which a Nonpayment exists (including, if applicable, the Series A Preferred Stock) will be entitled to vote as a single class for the election of the two additional members of our board of directors (the “Preferred Directors”), but only if the election of any such directors would not cause us to violate the listing standards of the Nasdaq Stock Market (or any other exchange on which our securities may be listed) or the rules and regulations of any other regulatory or self-regulatory body. In addition, our board of directors will at no time include more than two Preferred Directors. As used herein, “voting parity stock” means the Series A Preferred Stock and each class or series of preferred stock that ranks on parity with the Series A Preferred Stock as to payment of dividends and has voting rights similar to those described in this paragraph.

In the event of a Nonpayment, at the written request of any holder of record of at least 20% of the outstanding shares of any voting parity stock with respect to which a Nonpayment exists (including, if applicable, the Series C Preferred Stock and the Series A Preferred Stock) addressed to our Secretary at our principal office, our Secretary will call a special meeting of the holders of all voting parity stock with respect to which a Nonpayment exists for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election will be held at such next annual or special meeting of shareholders). So long as these voting rights have not ceased, holders of any and all voting parity stock with respect to which a Nonpayment exists (including, if applicable, the Series C Preferred Stock and the Series A Preferred Stock) voting as a single class will continue to elect such directors at each subsequent annual meeting.

If and when full dividends have been paid for at least four dividend periods following a Nonpayment on any class or series of voting parity stock as to which a Nonpayment exists or existed, the foregoing voting rights will cease with respect to that class or series (subject to revesting in the event of each subsequent Nonpayment). If and when full dividends have been paid for at least four dividend periods on all classes and series of voting parity stock as to which a Nonpayment exists or existed, the term of office of each Preferred Director so elected will immediately terminate and the number of directors on the board of directors will automatically decrease by two.

Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of all classes and series of voting parity stock with respect to which a Nonpayment then exists, voting as a single class. So long as the voting rights described above remain in effect, any vacancy in the office of a Preferred Director (other than prior to the initial election of the Preferred Directors) may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of voting parity stock with respect to which a Nonpayment then exists voting as a single class, with the successor to serve until the next annual meeting of shareholders. The Preferred Directors will each be entitled to one vote per director on any matter.

Other Voting Rights

So long as any shares of Series A Preferred Stock remain outstanding:

•

the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of Series A Preferred Stock and any class or series of preferred stock that ranks on a parity with the Series A Preferred Stock as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up of Zions, voting together as a class, will be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of Zions; and

•

the affirmative vote or consent of the holders of at least two-thirds of all shares of the Series A Preferred Stock at the time outstanding, voting separately as a class, will be required to amend any provisions of Zion’s articles of incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, taken as a whole.

With respect to the second bullet above, the following will be deemed not to materially and adversely affect any power, preference or right of the Series A Preferred Stock:

•

any increase in the amount of the authorized or issued Series A Preferred Stock or the amount of our authorized common stock or preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any other class or series of common stock or other equity securities ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of Zions;

•	any change to the number of directors or classification of or number of classes of directors; and

•

the occurrence of any such amendment, whether by merger, consolidation or otherwise, so long as any of the shares of Series A Preferred Stock remains outstanding with the terms thereof materially unchanged or new shares of the surviving corporation or entity are issued with the same terms as the Series A Preferred Stock, in each case taking into account that upon the occurrence of this event Zions may not be the surviving entity.

Each holder of shares of Series A Preferred Stock will have one vote per share on any matter on which holders of such shares are entitled to vote, including when acting by written consent.

The foregoing voting provisions described under “—Right to Elect Two Directors Upon Non-Payment of Dividends” and “—Other Voting Rights” will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of the Series A Preferred Stock to effect such redemption.

Registrar

Zions First National Bank is the registrar, dividend disbursing agent and redemption agent for the Series A Preferred Stock.

Transfer Agent

Zions First National Bank is the transfer agent for the Series A Preferred Stock.

Calculation Agent

Zions First National Bank is the calculation agent for the Series A Preferred Stock.

DESCRIPTION OF SERIES C PREFERRED STOCK

Zions First National Bank, our wholly-owned subsidiary, is the depositary, and as such, the sole holder of the Series C Preferred Stock, as described under “Description of Depositary Shares” below, and all references in this offering circular to the holders of the Series C Preferred Stock means the depositary. However, the holders of depositary shares are entitled, through the depositary, to exercise the rights and preferences of the holders of the Series C Preferred Stock, as described under “Description of Depositary Shares.”

This offering circular summarizes specific terms and provisions of the Series C Preferred Stock. The following summary of the terms and provisions of the Series C Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our Restated Articles of Incorporation, as amended, which we refer to throughout this offering circular as the articles of incorporation, our bylaws, the applicable provisions of the Utah Revised Business Corporation Act, or the UBCA, and the Articles of Amendment creating the Series C Preferred Stock.

General

The Series C Preferred Stock is a single series of authorized preferred stock consisting of 150,000 shares. We may from time to time, without notice to or the consent of holders of the Series C Preferred Stock, issue additional shares of preferred stock, including additional shares of Series C Preferred Stock. We will, upon any notice of conversion of outstanding notes for depositary shares representing shares of Series C Preferred Stock and prior to the issuance of such depositary shares, take such actions as are required to increase the authorized number of Series C Preferred Stock to meet our conversion obligations.

We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (i.e., after taking account of all indebtedness and other non-equity claims). Holders of Series C Preferred Stock do not have preemptive or subscription rights to acquire more capital stock of Zions.

The Series C Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of Zions. The Series C Preferred Stock has no stated maturity and is not subject to any sinking fund or other obligation of Zions to redeem or repurchase the Series C Preferred Stock.

Ranking

Shares of the Series C Preferred Stock rank senior to our common stock, equally with our Series A Preferred Stock, equally with our Series D Preferred Stock and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series C Preferred Stock, Series A Preferred Stock and any other class or series whose vote is required) with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up.

During any dividend period, so long as any share of Series C Preferred Stock remains outstanding, unless the full dividends for the then-current dividend period on all outstanding shares of Series C Preferred Stock have been paid, or declared and funds set aside therefor, and we are not in default on our obligations to redeem any shares of Series C Preferred Stock that have been called for redemption:

•

no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior stock (other than a dividend payable solely in junior stock);

•

no shares of junior stock will be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock) nor will any monies be paid to or made available for a sinking fund for the redemption of any such shares by us; and

•

no shares of parity stock will be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C Preferred Stock and such parity stock, except by conversion into or exchange for junior stock.

As used in this offering circular, “junior stock” means our common stock and any other class or series of stock of Zions hereafter authorized and issued over which Series C Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of Zions.

On any dividend payment date for which dividends are not paid in full on the shares of Series C Preferred Stock and any parity stock, all dividends declared on shares of Series C Preferred Stock and any parity stock for payment on such dividend payment date will be declared on a proportionate basis.

As used in this offering circular, “parity stock” means any other class or series of stock of Zions that ranks on par with the Series C Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of Zions.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors or a duly authorized committee of the board may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series C Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series C Preferred Stock will not be entitled to participate in any such dividend.

Dividends

Dividends on shares of the Series C Preferred Stock are not mandatory. Holders of Series C Preferred Stock are entitled to receive, when, as and if declared by our board of directors or a duly authorized committee of the board, out of assets legally available for the payment of dividends under the UBCA, non-cumulative cash dividends payable quarterly in arrears on the 15th day of March, June, September and December of each year (each, a dividend payment date), commencing on September 15, 2008. These dividends will accrue, with respect to each dividend period, on the liquidation preference amount of $1,000 per share (equivalent to $25 per depositary share) at a rate per annum equal to 9.50%.

Dividends are payable to holders of record of Series C Preferred Stock as they appear on our books on the applicable record date, which is the March 1, June 1, September 1 and December 1 immediately preceding the respective dividend payment date. The corresponding record dates for the depositary shares is the same as the record dates for the Series C Preferred Stock.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period commences on and includes the original issue date of the Series C Preferred Stock. Dividends payable on the Series C Preferred Stock are computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in any period of less than one month. We calculate dividends payable for each full dividend period, when, as and if declared by our board of directors, by dividing the per annum dividend rate by four. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date is the next succeeding business day and no interest accrues on the postponed amount from the original due date to the next day that is a business day.

“Business day” means any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in Salt Lake City, Utah or New York City generally are authorized or required by law or executive order to close.

Dividends on the shares of Series C Preferred Stock are calculated from the original issue date, which is July 8, 2008. If additional shares of Series C Preferred stock are issued at a future date:

•	if the date is a dividend payment date, the dividends on such additional shares will be calculated from such date; and

•

if the date is not a dividend payment date, the dividends on such additional shares will be calculated from the most recent dividend payment date preceding the date on which such additional shares of Series C Preferred Stock were issued.

Dividends on shares of Series C Preferred Stock will not be cumulative. Accordingly, if the board of directors or a duly authorized committee of the board does not declare a dividend on the Series C Preferred Stock for any dividend period, such dividend will not accrue or be payable, and we will have no obligation to pay dividends for such dividend period, whether or not dividends on the Series C Preferred Stock are declared for any future dividend period.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of Zions, holders of the Series C Preferred Stock are entitled to receive out of assets of Zions available for distribution to shareholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series C Preferred Stock, before any distribution of assets is made to holders of common stock or of any of our other shares of junior stock, a liquidating distribution in the amount of the liquidation preference of $1,000 per share (equivalent to $25 per depositary share) plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series C Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution.

In any such distribution, if the assets of Zions are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Series C Preferred Stock and all holders of any other shares of parity stock, the amounts paid to the holders of Series C Preferred Stock and to the holders of all parity stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series C Preferred Stock and any other shares of parity stock, the holders of our junior stock will be entitled to receive all remaining assets of Zions according to their respective rights and preferences.

For purposes of this section, the merger or consolidation of Zions with any other entity, including a merger or consolidation in which the holders of Series C Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of Zions for cash, securities or other property, will not constitute a liquidation, dissolution or winding up of Zions.

Redemption

The Series C Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The Series C Preferred Stock is not redeemable prior to September 15, 2013. On and after that date, the Series C Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share) and an amount equal to the dividend for the then-current quarterly dividend period (whether or not declared but without accumulation of any undeclared dividends for prior periods) accrued to but excluding the date of redemption. Holders of Series C Preferred Stock will have no right to require the redemption or repurchase of the Series C Preferred Stock.

If shares of the Series C Preferred Stock are to be redeemed, the notice of redemption will be given by first class mail to the holders of record of the Series C Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption (provided that, if the depositary shares representing the Series C Preferred Stock are held in book-entry form through DTC, we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;

•	the number of shares of the Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;

•	the redemption price;

•	the place or places where the certificates evidencing shares of Series C Preferred Stock are to be surrendered for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

If notice of redemption of any shares of Series C Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series C Preferred Stock so called for redemption, then, on and after the redemption date, (1) declared but unpaid dividends will cease to accrue on such shares of Series C Preferred Stock, (2) such shares of Series C Preferred Stock will no longer be deemed outstanding, and (3) all rights of the holders of such shares will terminate, except the right to receive the redemption price. See “Description of Depositary Shares” below for information about redemption of the depositary shares relating to our Series C Preferred Stock.

In case of any redemption of only part of the shares of the Series C Preferred Stock at the time outstanding, the shares to be redeemed will be selected either pro rata or in such other manner as we may determine to be fair and equitable.

Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Series C Preferred Stock is subject to prior approval of the Federal Reserve. In addition, we may be required to obtain a consent from the United States Department of Treasury under the securities purchase agreement entered into in connection with the CPP prior to repurchasing or redeeming the Series C Preferred Stock.

Voting Rights

Except as provided below, the holders of the Series C Preferred Stock have no voting rights.

Right to Elect Two Directors Upon Non-Payment of Dividends

If and whenever dividends on any shares of the Series C Preferred Stock or any other class or series of voting parity stock (as defined below) have not been declared and paid in an aggregate amount at least equal, as to any such class or series, to the amount of dividends payable on such class and series at its stated dividend rate for a period of six dividend periods, whether or not for consecutive dividend periods (a “Nonpayment”), the number of directors then constituting our board will be increased by two. Holders of all classes and series of any voting parity stock as to which a Nonpayment exists (including, if applicable, the Series C Preferred Stock) will be entitled to vote as a single class for the election of the two additional members of our board of directors (the “Preferred Directors”), but only if the election of any such directors would not cause us to violate the listing standards of the Nasdaq Stock Market (or any other exchange on which our securities may be listed) or the rules and regulations of any other regulatory or self-regulatory body. In addition, our board of directors will at no time include more than two Preferred Directors. As used herein, “voting parity stock” means the Series C Preferred Stock, the Series A Preferred Stock and each class or series of preferred stock that ranks on parity with the Series C Preferred Stock as to payment of dividends and has voting rights similar to those described in this paragraph.

In the event of a Nonpayment, at the written request of any holder of record of at least 20% of the outstanding shares of any voting parity stock with respect to which a Nonpayment exists (including, if applicable, the Series C Preferred Stock and the Series A Preferred Stock) addressed to our Secretary at our principal office, our Secretary will call a special meeting of the holders of all voting parity stock with respect to which a Nonpayment exists for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election will be held at such next annual or special meeting of shareholders). So long as these voting rights have not ceased, holders of any and all voting parity stock with respect to which a Nonpayment exists (including, if applicable, the Series C Preferred Stock and the Series A Preferred Stock) voting as a single class will continue to elect such directors at each subsequent annual meeting.

If and when full dividends have been paid for at least four dividend periods following a Nonpayment on any class or series of voting parity stock as to which a Nonpayment exists or existed, the foregoing voting rights will cease with respect to that class or series (subject to revesting in the event of each subsequent Nonpayment). If and when full dividends have been paid for at least four dividend periods on all classes and series of voting parity stock as to which a Nonpayment exists or existed, the term of office of each Preferred Director so elected will immediately terminate and the number of directors on the board of directors will automatically decrease by two.

Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of all classes and series of voting parity stock with respect to which a Nonpayment then exists, voting as a single class. So long as the voting rights described above remain in effect, any vacancy in the office of a Preferred Director (other than prior to the initial election of the Preferred Directors) may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of voting parity stock with respect to which a Nonpayment then exists voting as a single class, with the successor to serve until the next annual meeting of shareholders. The Preferred Directors will each be entitled to one vote per director on any matter.

Other Voting Rights

So long as any shares of Series C Preferred Stock remain outstanding:

•

the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of Series C Preferred Stock and any class or series of preferred stock that ranks on a parity with the Series C Preferred Stock as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up of Zions, voting together as a class, will be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series C Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of Zions; and

•

the affirmative vote or consent of the holders of at least two-thirds of all shares of the Series C Preferred Stock at the time outstanding, voting separately as a class, will be required to amend any provisions of Zion’s articles of incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect the powers, preferences, privileges or rights of the Series C Preferred Stock, taken as a whole.

With respect to the second bullet above, the following will be deemed not to materially and adversely affect any power, preference or right of the Series C Preferred Stock:

•

any increase in the amount of the authorized or issued Series C Preferred Stock, Series A Preferred Stock or the amount of our authorized common stock or preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any other class or series of common stock or other equity securities ranking equally with and/or junior to the Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of Zions;

•	any change to the number of directors or classification of or number of classes of directors; and

•

the occurrence of any such amendment, whether by merger, consolidation or otherwise, so long as any of the shares of Series C Preferred Stock remains outstanding with the terms thereof materially unchanged or new shares of the surviving corporation or entity are issued with the same terms as the Series C Preferred Stock, in each case taking into account that upon the occurrence of this event Zions may not be the surviving entity.

Each holder of shares of Series C Preferred Stock will have one vote per share on any matter on which holders of such shares are entitled to vote, including when acting by written consent.

The foregoing voting provisions described under “—Right to Elect Two Directors Upon Non-Payment of Dividends” and “—Other Voting Rights” will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding shares of Series C Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of the Series C Preferred Stock to effect such redemption.

Registrar

Zions First National Bank is the registrar, dividend disbursing agent and redemption agent for the Series C Preferred Stock.

Transfer Agent

Zions First National Bank is the transfer agent for the Series C Preferred Stock.

DESCRIPTION OF DEPOSITARY SHARES

In this offering circular, references to “holders” of depositary shares mean those who own depositary shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC.

This offering circular summarizes specific terms and provisions of the depositary shares relating to our Series A Preferred Stock and Series C Preferred Stock.

General

Each depositary share represents a 1/40th ownership interest in a share of Series A Preferred Stock or Series C Preferred Stock, as the case may be, and is evidenced by a depositary receipt. The shares of Series A Preferred Stock and Series C Preferred Stock represented by depositary shares are deposited under a deposit agreement among Zions, Zions First National Bank as depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares. Subject to the terms of the applicable deposit agreement, each holder of a depositary share is entitled, through the depositary, in proportion to the applicable fraction of a share of Series A Preferred Stock or Series C Preferred Stock represented by such depositary share, to all the rights and preferences of the respective Series A Preferred Stock or Series C Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

Copies of the forms of deposit agreement and the depositary receipt may be obtained from us upon request.

Dividends and Other Distributions

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series A Preferred Stock or Series C Preferred Stock, as the case may be, to the record holders of depositary shares relating to such series in proportion to the number of depositary shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the underlying series of preferred stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

If we redeem the series of preferred stock that is represented by your depositary shares, your depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the underlying series of preferred stock held by the depositary. The redemption price per depositary share will be equal to 1/40th of the redemption price per share payable with respect to the applicable series of preferred stock (or $25 per depositary share), plus any declared and unpaid dividends and an amount equal to the dividend for the then-current quarterly dividend period (whether or not declared but without accumulation of any undeclared dividends for prior periods) accrued to but excluding the date of redemption. Whenever we redeem shares of Series A Preferred Stock or Series C Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of the applicable series of preferred stock so redeemed.

In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected by the depositary pro rata, by lot, or in such other manner determined by us to be equitable. In any such case, we will redeem depositary shares only in increments of 40 shares and any multiple thereof and only upon receipt of any approvals required to purchase the underlying series of preferred stock.

Voting the Series A Preferred Stock and Series C Preferred Stock

When the depositary receives notice of any meeting at which the holders of the Series A Preferred Stock or Series C Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to that series. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the respective Series A Preferred Stock or Series C Preferred Stock, may instruct the depositary to vote the number of the respective Series A Preferred Stock or Series C Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the number of the applicable Series A Preferred Stock or Series C Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the applicable Series A Preferred Stock or Series C Preferred Stock, it will vote all depositary shares of that series held by it proportionately with instructions received to the extent permitted by the New York Stock Exchange or other applicable regulatory body.

Listing

The depositary shares are listed on the New York Stock Exchange. The Series A Preferred Stock trades under the symbol ZBPRA, and Series C Preferred Stock trades under the symbol ZBPRC.

Form of Preferred Stock and Depositary Shares

The depositary shares are issued in book-entry form through DTC.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

IRS Circular 230 Disclosure: To ensure compliance with requirements imposed by the Internal Revenue Service (“IRS”), we inform you that (i) any U.S. tax advice contained in this offering circular (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Internal Revenue Code; (ii) any such tax advice is written in connection with the promotion or marketing of the matters addressed herein; and (iii) if you are not the original addressee of this offering circular, you should seek advice based on your particular circumstances from an independent advisor.

The following is a summary of certain United States federal income tax consequences relating to the exchange offer and the addition of the conversion feature to certain holders. It applies to you only if you acquire the new notes in the exchange offer and you hold your outstanding notes, new notes and New Convertible Notes (as defined below), as applicable, as capital assets for tax purposes. It is not tax advice. The tax treatment of each holder will vary depending upon such holder’s particular situation, and this discussion does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This section also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the federal income tax laws apply, including:

•

special classes of holders, such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, banks, tax-exempt organizations and life insurance companies;

•	persons liable for the alternative minimum tax;

•	persons that hold outstanding notes in connection with a “straddle,” “hedging,” “conversion” or other risk reduction transaction; and

•	U.S. Holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Holders or beneficial owners of outstanding notes should consult their own tax advisers with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code and published rulings and court decisions, all as of the date hereof. All of these sources of law may change at any time, and any change in the law may apply retroactively.

If a partnership holds the outstanding notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding outstanding notes should consult its tax advisor with regard to the United States federal income tax consequences of the exchange offer.

As used herein, the term “U.S. Holder” means a beneficial owner of an outstanding note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a United States corporation or other entity organized in the United States and taxable as a corporation in the United States, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust.

Consequences to U.S. Holders that Participate in the Exchange Offer

The exchange of outstanding notes for new notes pursuant to the exchange offer should not result in a taxable event to holders of the outstanding notes. Accordingly, holders or beneficial owners of outstanding notes should not recognize any gain or loss for U.S. federal income tax purposes with respect to such notes as a result of receiving new notes pursuant to the exchange offer and should have the same tax basis and holding period in the new notes as they had in the outstanding notes.

Consequences to U.S. Holders that Receive the Conversion Feature in Respect of their Outstanding Notes

General Consequences

The addition of the conversion feature to the outstanding notes will be considered for United States federal income tax purposes to be a modification of each of the outstanding notes. The tax consequences of the modification will depend upon whether the modification is considered to be “significant.” If the modification of the outstanding notes is “significant,” the modification will result in a deemed exchange for United States federal income tax purposes of such outstanding notes for a new notes issued with the conversion feature (“New Convertible Notes” and such deemed exchange, a “Deemed Exchange”) for holders that do not participate in the exchange offer. If it is not “significant,” the modification generally will not be taxable (a “Non-Taxable Exchange”).

Whether a deemed exchange of an outstanding note for a New Convertible Note will be treated as a significant modification will be analyzed under the general economic significance standard. The Deemed Exchange will trigger a “significant” modification under this standard if, based on all facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” We believe that the addition of conversion right should result in a “significant” modification. Accordingly, we intend to the treat the addition of the conversion feature as triggering a Deemed Exchange for U.S. federal income tax purposes.

The tax consequences of a Deemed Exchange depend upon whether such Deemed Exchange qualifies as a “recapitalization” for U.S. federal income tax purposes. In order for a Deemed Exchange to qualify as a recapitalization, the outstanding notes and the New Convertible Notes must be treated as “securities” for U.S. federal income tax purposes. The term of a debt instrument is usually regarded as a significant factor in determining whether it is a “security.” We believe that the Deemed Exchanges will qualify for tax-free recapitalization treatment (see the discussion under the heading “Consequences of a Tax-Free Recapitalization” below).

Consequences of a Non-Taxable Exchange

If the addition of the conversion feature does not constitute a “significant” modification of the outstanding notes, then the modification should not result in a taxable event to U.S. Holders of the outstanding notes. In such a case, holders or beneficial owners of outstanding notes should not recognize any gain or loss for United States federal income tax purposes with respect to the outstanding notes as a result of the addition of the conversion feature. Further, holders should continue to have the same tax basis and holding period in their outstanding notes.

Consequences of a Tax-Free Recapitalization

If the addition of the conversion feature constitutes a “significant” modification of the outstanding notes, the resulting Deemed Exchange should qualify as a tax-free recapitalization for U.S. federal income tax purposes. If the Deemed Exchange qualifies as a recapitalization, a U.S. Holder would not recognize gain or loss in connection with the Deemed Exchange. Further, a U.S. Holder would have a tax basis in each New Convertible Note that is equal to the holder’s tax basis in the corresponding outstanding note that was “surrendered” therefor and a U.S. Holder’s holding period for each of the New Convertible Notes would include the period during which the U.S. Holder held the corresponding outstanding note that was “surrendered” therefor.

A New Convertible Note will be treated as issued with OID in an amount equal to the excess, if any, of the principal amount of the New Convertible Note over the issue price of the New Convertible Note. However, a New Convertible Note will only be considered issued with OID if the principal amount of the New Convertible Note exceeds its issue price by more than a de minimis amount. As discussed in the following paragraph, we expect that the issue price of each New Convertible Note will be equal to its fair market value on the date on which the New Convertible Note is deemed issued for tax purposes (the “Exchange Date”) and that therefore each New Convertible Note will be issued with a substantial amount of OID. A U.S. Holder generally must include in gross income a portion of the total OID that accrues on each day the U.S. Holder holds the New Convertible Notes, calculated under a constant yield method, regardless of such holder’s method of accounting and without regard to the timing of actual payments. However, if a U.S. Holder’s adjusted tax basis in the New Convertible Notes (as calculated above) exceeds the issue price of the New Convertible Notes, the U.S. Holder will be required, pursuant to rules relating to acquisition premium, to include OID only to the extent of the difference between the principal amount of the New Convertible Notes and the holder’s adjusted basis. See the discussion below under “—Acquisition Premium and Amortizable Bond Premium.”

The issue price of each New Convertible Note will depend upon whether either the New Convertible Note or the outstanding note is “traded on an established market.” A debt instrument will generally be considered to be traded on an established market if, at any time during the 60-day period ending 30 days after the Exchange Date, (a) the debt instrument appears on a system of general circulation (including computer listings disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine the fair market value of the debt instrument by disseminating either recent price quotations or actual prices of recent sales transactions or (b) price quotations for the debt instrument are readily available from dealers, brokers or traders. If a New Convertible Note is traded on an established market within the period of time discussed above, its issue price will be equal to the fair market value of such security on the Exchange Date. If a New Convertible Note is not so treated but the outstanding notes are treated as traded on an established market then the issue price of a New Convertible Note will be equal to the fair market value of the corresponding outstanding note on the Exchange Date. If neither the New Convertible Notes nor the outstanding notes are traded on an established market, a New Convertible Note’s issue price will be equal to its principal amount. We believe the outstanding notes were traded on an established market and that the New Convertible Notes will be traded on an established market, so we believe the issue price should be equal to the fair market value of the New Convertible Notes on the Exchange Date.

Acquisition Premium and Amortizable Bond Premium

If the Deemed Exchange is treated as a recapitalization and if a holder’s adjusted tax basis in a New Convertible Note immediately after the Deemed Exchange (i) is less than or equal to the principal amount of the applicable New Convertible Note (other than payments of stated interest), but (ii) exceeds the issue price of such New Convertible Note, such excess will be considered “acquisition premium”. In such case, a holder may reduce its OID inclusions with respect to the New Convertible Note by an amount equal to the amount of OID such holder would otherwise include in its gross income multiplied by a fraction, the numerator of which is the amount of acquisition premium and the denominator of which is the excess of the principal amount of the New Convertible Note over the issue price of the New Convertible Note. Alternatively, a holder may elect to amortize acquisition premium on a constant-yield basis.

If a U.S. Holder’s adjusted tax basis in a New Convertible Note immediately after the Deemed Exchange exceeds the principal amount of the New Convertible Note, the excess will constitute amortizable bond premium. In such case, the U.S. Holder will not be required to include any OID on the New Convertible Note in income, and a U.S. Holder generally may elect to deduct against its interest income on the New Convertible Notes the portion of the amortizable bond premium allocable to such year, determined in accordance with a constant yield method over the remaining term of the New Convertible Notes. The U.S. Holder’s tax basis in the New Convertible Notes will be decreased by the amount of bond premium used to offset its interest income. An election to deduct amortizable bond premium applies to all taxable bonds held during or after the taxable year for which the election is made and can be revoked only with the consent of the IRS.

Market Discount

If the New Convertible Notes are issued with OID and a holder of outstanding notes has a tax basis that is less than the principal amount of the outstanding notes by more than a de minimis amount, then such holder would be required to effectively convert such market discount into OID to the extent of the OID on the New Convertible Notes. This may result in adverse timing tax consequences to such a holder because OID is required to be accrued currently over the term of the Notes while market discount is generally not required to be included in income prior to the sale or maturity of the notes. In addition, if the exchange qualifies for recapitalization treatment, the Code provides that any accrued market discount will not be currently includible in income under regulations to be issued. However, accrued market discount will carry over to the New Convertible Note such that any gain recognized by the holder upon a subsequent disposition or repayment of such notes would be treated as ordinary income to the extent of accrued market discount not previously included in income that is carried over to the New Convertible Notes.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this offering circular. Our consolidated financial statements and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The Company currently files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that the Company has filed with the SEC at the following SEC public reference room:

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The Company’s SEC filings are also available for free to the public on the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. In addition, the Company’s SEC filings are also available for free to the public on the Company’s website at www.zionsbancorporation.com. Information contained on the Company’s website is not incorporated by reference into this offering circular, and you should not consider information contained on that website as part of this offering circular.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed by the Company with the SEC are incorporated herein by reference and shall be deemed to be a part hereof (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 10-K, for the fiscal year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•

Current Reports on Form 8-K filed on January 23, 2009, March 31, 2009, April 21, 2009, and June 1, 2009 (except in each case, any information that has been deemed to be “furnished” and not filed, and any exhibits related thereto); and

•

All other reports filed (and not furnished) by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in the first bullet point above.

Any statement contained in this offering circular or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this offering circular to the extent that a statement contained in this offering circular or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this offering circular modifies or supersedes such statement.

The information agent will provide without charge to each person to whom this offering circular is delivered, upon the request of such person, a copy of any or all of the documents incorporated in this offering circular by reference, other than exhibits to such documents. Requests for such documents should be directed to the information agent at its address set forth on the back cover of this offering circular.

ZIONS BANCORPORATION

Offer to Exchange

2009 5.65% Subordinated Notes due 2014,

2009 6.00% Subordinated Notes due 2015 and

2009 5.50% Subordinated Notes due 2015

for any or all of our outstanding

5.65% Subordinated Notes due 2014,

6.00% Subordinated Notes due 2015 and

5.50% Subordinated Notes due 2015

Manually signed copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and any other required documents should be sent or delivered by each holder or such holder’s broker, dealer, commercial bank or other nominee to the depositary and exchange agent at one of the addresses set forth below.

The depositary and exchange agent for the exchange offer is:

Global Bondholder Services Corporation

If delivering by Mail: Global Bondholder Services Corporation 65 Broadway—Suite 723 New York, NY 10006	By facsimile : (For Eligible Institutions only): (212) 430-3775	If delivering by Hand or Courier: Global Bondholder Services Corporation 65 Broadway—Suite 723 New York, NY 10006

The information agent for the exchange offer is:

Global Bondholder Services Corporation

65 Broadway—Suite 723

New York, NY 10006

Banks and Brokers call: (212) 430-3774

All others call toll-free: (866) 857-2200

Email: info@gbsc-usa.com

Questions and requests for assistance related to the exchange offer or for additional copies of this offering circular and the Letter of Transmittal may be directed to the information agent at the telephone number and address listed above.

You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer.

Offering Circular dated June 1, 2009